UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Unizan Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Unizan Financial Corp.

220 Market Avenue South

Canton, Ohio 44702

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2003

Unizan Financial Corp.’s 2003 Annual Meeting of the shareholders will be held at the Kent State University Stark Conference Center, 6000 Frank Avenue NW, Canton, Ohio, on Tuesday, April 29, 2003, at 10:00 a.m. to transact such business as may properly come before the meeting or any adjournment thereof, and for the following specific purposes:

1)  to elect six directors to serve until the 2006 Annual Meeting or until their successors are elected and qualified; and

2)  to amend the 1997 Stock Option Plan for the purpose of increasing by 1,800,000 the number of shares authorized for issuance under the plan.

Shareholders of record at the close of business on March 3, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the meeting in person. If you attend the meeting, you may withdraw your proxy and cast your vote in person.

/s/ James J. Pennetti

James J. Pennetti

Secretary

Canton, Ohio

March 14, 2003

Unizan Financial Corp.

220 Market Avenue South

Canton, Ohio 44702

This proxy statement is furnished to Unizan Financial Corp. shareholders in connection with the solicitation of proxies for use at the 2003 Annual Meeting of Shareholders, which will be held at the Kent State University Stark Conference Center, 6000 Frank Avenue NW, Canton, Ohio, on Tuesday, April 29, 2003, at 10:00 a.m. References in this proxy statement to “Unizan” mean Unizan Financial Corp., formerly known as UNB Corp., the company resulting from the March 7, 2002 merger of UNB Corp. and BancFirst Ohio Corp. The accompanying proxy is solicited by Unizan’s board of directors. This proxy statement and the proxy are being mailed on or about March 14, 2003.

INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the Annual Meeting, we will ask Unizan shareholders to elect six directors to serve until the 2006 Annual Meeting or until their successors are elected and qualified. We will also ask shareholders to approve an amendment to the 1997 Stock Option Plan, which, if approved, will increase by 1,800,000 the number of shares of common stock authorized for issuance under that plan.

Voting and Revocation of Proxies

Proxies solicited by this proxy statement may be used at the Annual Meeting only. All properly executed proxies will be voted in accordance with the directions given. If you specify a choice for the proposal to be acted upon, the proxy will be voted in accordance with your specifications. If you do not specify a choice, your proxy will be voted FOR election of the nominees identified herein and FOR the amendment of the 1997 Stock Option Plan to increase the number of shares authorized for issuance under the plan.

You retain the right to revoke your proxy at any time before the Annual Meeting is completed, but revocation will not affect a vote previously taken. You may revoke a proxy by:

•	attending the Annual Meeting and advising Unizan’s Secretary that you intend to vote in person (but attendance at the Annual Meeting does not constitute revocation of a proxy);

•	giving to the Secretary a later-dated proxy relating to the same shares; or

•	filing with the Secretary at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy.

A written notice revoking a proxy should be delivered to James J. Pennetti, Secretary, Unizan Financial Corp., 220 Market Avenue South, Canton, Ohio 44702. Unless revoked, the shares represented by proxies will be voted at the Annual Meeting.

Record Date and Outstanding Shares

Shareholders of record at the close of business on March 3, 2003, are entitled to vote at the meeting. The number of shares outstanding on March 3, 2003 was 21,682,216. Unizan Financial Services Group, National Association holds shares of Unizan stock with voting authority in various fiduciary capacities. The total number of shares held by Unizan Financial Services Group, National Association on March 3, 2003, was 2,690,633 shares, which represents 12.41% of the shares outstanding. The number of shares held by Unizan Financial Services Group, National Association as sole trustee or executor, which will not be voted in the election of directors, is 45,383 shares (0.21% of the shares outstanding). Voting rights of the remaining 2,645,250 shares (12.20% of the shares outstanding) will be voted by the trustee or passed through to the various trust donors, beneficiaries, or others according to the terms of the applicable trust documents.

Quorum

When present in person or by proxy, the holders of shares entitling them to exercise a majority of the voting power of Unizan’s shares constitute a quorum for the conduct of any business other than the election of directors. For purposes of the election of directors, the presence in person or by proxy of holders of one third or more of Unizan’s outstanding shares constitutes a quorum.

Vote Required

Directors are elected by a plurality vote of shareholders present in person or by proxy and constituting a quorum at the Annual Meeting. That is, the nominees receiving the greatest number of votes will be elected, and no minimum number of votes is necessary. Section 8.1 of Unizan’s 1997 Stock Option Plan provides that “a majority of the voting shares of Stock of the Company” is necessary to “increase the total number of shares of Stock or Stock Appreciation Rights subject to the Plan.” Accordingly, the proposal to increase the number of shares issuable under the 1997 Stock Option Plan will become effective if, and only if, the holders of shares representing a majority of Unizan’s voting power vote in favor.

You may vote cumulatively in the election of directors if any Unizan shareholder follows the procedures specified in the Ohio general corporation law for invoking cumulative voting rights. When shares are voted cumulatively, you multiply the number of shares you own by the number of directors to be elected to determine the total number of votes you may cast. You may give any one or more of the nominees any portion of the total number of your votes. To invoke the right to vote cumulatively in the election of directors, according to Ohio general corporation law section 1701.55(C), a shareholder must give advance written notice of his or her desire that voting in the election of directors be cumulative. The notice must be given to Unizan’s Chairman, President, or Secretary at least 48 hours before the time fixed for holding a meeting to elect directors. If, at the convening of the meeting, an announcement of the cumulative voting notice is then made by the chairman of the meeting or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting rights in the election of directors. Proxies solicited by the board of directors would also be voted cumulatively if that occurs. For all other purposes, each share is entitled to one vote.

Abstentions and Broker Non-Votes

You may specify abstention on the proxy form for any proposal except election of directors, but you may withhold authority to vote for any or all director nominees. Although they are counted for purposes of establishing that a quorum is present, abstentions and broker non-votes are not counted as votes cast. Because directors are elected by a plurality of votes cast, abstentions and broker non-votes have no effect on the election of directors. Shares represented by proxy directing abstention on a proposal will not be voted on that proposal but will be included in calculating the number of shares present at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the amendment of the 1997 Stock Option Plan to increase the number of shares issuable, because by the terms of the option plan, approval of the amendment requires the affirmative vote of a majority of all shares outstanding.

Principal Shareholders

To the best of Unizan’s knowledge, no person beneficially owns more than 5% of Unizan’s outstanding shares. The following table shows the beneficial ownership of Unizan’s common stock on March 3, 2003 by

•	each director and director nominee;

•	each executive officer identified in the Summary Compensation Table; and

•	all directors and executive officers as a group.

For purposes of the table, a person is considered to own beneficially any shares over which he or she exercises sole or shared voting or investment power or over which he or she has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, voting power and investment power are exercised solely by the person named or they are shared with members of his or her household. Shares deemed to be outstanding for purposes of computing “Percent of stock” are calculated on the basis of 21,682,216 shares outstanding, plus the number of shares each individual has the right to acquire within 60 days.

Directors, nominees and executive officers	Shares beneficially owned	Shares acquirable within 60 days by exercising options(1)	Percent of stock(2)
Louis V. Bockius III	79,728	5,000	0.39%
Philip E. Burke	25,253	2,000	0.13%
E. Lang D’Atri	64,604	8,000	0.33%
Roger L. DeVille	60,079	4,000	0.30%
Frank J. Dosch, CLU, ChFC	14,146	2,000	0.07%
Gary N. Fields, Chairman of the Board	43,060	78,181	0.56%
Susan S. Henderson	88,084	2,000	0.42%
Edgar W. Jones, Jr	176,896	8,000	0.85%
Russell W. Maier	24,437	7,400	0.15%
Roger L. Mann, President and Chief Executive Officer	37,344	239,904	1.26%
James M. Matesich	9,960	2,000	0.06%
James L. Nichols	23,453	2,000	0.12%
William F. Randles	39,894	2,000	0.19%
E. Scott Robertson	4,714	6,400	0.05%
Karl C. Saunders, M.D., MBA, F.A.C.S.	35,735	2,000	0.17%
Marc L. Schneider	31,142	6,400	0.17%
George M. Smart	5,456	4,000	0.04%
William T. Stewart, Ph.D., P.E.	38,969	2,000	0.19%
John W. Straker, Jr	681,830	2,000	3.15%
Warren W. Tyler	1,352	2,000	0.02%
Edward N. Cohn, Unizan Bank, National Association, Executive Vice President	48,753	69,284	0.54%
Scott E. Dodds, Unizan Bank, National Association, Executive Vice President	4,095	58,996	0.29%
Leo E. Doyle, Unizan Bank, National Association, Executive Vice President until June 5, 2002	-0-	24,394	0.11%
James H. Nicholson, Executive Vice President and Chief Operating Officer	38,878	76,986	0.53%
James J. Pennetti, Executive Vice President and Chief Financial Officer	53,913	141,166	0.90%
Robert M. Sweeney, Executive Vice President until March 16, 2002	24,010	85,591	0.50%

All directors, nominees, and executive officers as a group (26 people)	1,655,785	843,702	11.10%

(1)	Represents options granted under Unizan’s 1987 Stock Option and Performance Unit Plan and Unizan’s 1997 Stock Option Plan, or options granted before March 7, 2002 under BancFirst Ohio Corp.’s 1997 Omnibus Stock Incentive Plan. Options granted under BancFirst Ohio Corp.’s 1997 Omnibus Stock Incentive Plan were converted into options to acquire Unizan stock, with the number of shares acquirable and exercise price adjusted for the 1.325 merger conversion ratio. All options granted under Unizan’s 1987 Stock Option and Performance Unit Plan and BancFirst Ohio Corp.’s 1997 Omnibus Stock Incentive Plan are vested and exercisable, and no additional options may be granted under those plans. All options outstanding on March 7, 2002, that had not already become exercisable, became fully vested and exercisable because of the merger.

(2)	For each individual, “Percent of stock” is calculated by taking into account options exercisable within 60 days by that person, but no other options. Likewise, “Percent of stock” for all directors, nominees and executive officers as a group is calculated by taking into account all options exercisable within 60 days by them, but no other options.

FIRST PROPOSAL: ELECTION OF DIRECTORS

Board of Directors

Merger-Related Corporate Governance Provisions Continue to Apply.    The merger of BancFirst Ohio Corp. into UNB Corp. was completed on March 7, 2002, under the terms of the September 5, 2001 Agreement of Merger and Plan of Reorganization among UNB Corp., United National Bank & Trust Co., BancFirst Ohio Corp., and The First National Bank of Zanesville. Nevertheless, the corporate governance provisions in Article II of the merger agreement remain in effect and will not terminate until December 31, 2005. The corporate governance provisions in Article II influence the size of the board, classification of directors among the three classes, nominations of directors, and composition of board committees, providing also for equal distribution of board and committee seats on the board of directors and board and committee seats of Unizan’s subsidiaries. The corporate governance provisions also designate the persons who will serve as Chairman of the Board (Mr. Gary N. Fields), President and Chief Executive Officer (Mr. Roger L. Mann), Executive Vice President and Chief Operating Officer (Mr. James H. Nicholson), and Executive Vice President and Chief Financial Officer (Mr. James J. Pennetti), stating that removal of any of them from office would require the affirmative vote of at least 75% of the directors then in office, rather than a mere majority of directors. Most of the merger agreement’s corporate governance provisions are incorporated into Unizan’s amended Code of Regulations as well, also effective until December 31, 2005 only. A copy of Unizan’s amended Code of Regulations was included with the November 28, 2001 joint proxy statement and prospectus of UNB Corp. and BancFirst Ohio Corp.

Size of the Board.    Under Unizan’s amended Code of Regulations, the number of directors is currently fixed at twenty. The board’s size may be changed before December 31, 2005 by the affirmative vote of 75% of the directors then in office. Acting with approval of at least 75% of the directors, the board increased its size from fourteen to twenty at a meeting held on December 19, 2002, adding six directors for terms beginning on January 1, 2003, and ending according to the term of each of the three classes to which the new directors were assigned. After December 31, 2005, the board may change its own size by the affirmative vote of a mere majority of directors. Shareholders may also act to change the board’s size by the vote of a majority of the shares represented at a meeting called for the purpose of electing directors.

Classification of Directors and Term.    Divided into Classes I, II, and III, directors serve staggered terms so that one class only is elected at each Annual Meeting. Beginning with the 2003 Annual Meeting, shareholders will elect a class of directors to serve for a three-year term. Immediately after the March 7, 2002 merger, Unizan’s board consisted of fourteen directors. Consistent with the corporate governance provisions stated in the merger agreement, BancFirst Ohio Corp. designated seven of the fourteen directors and UNB Corp. designated the other seven.

Director Nominations.    Until December 31, 2005, a board committee consisting of two of BancFirst Ohio Corp.’s designated directors and one of UNB Corp.’s designated directors has the right to recommend to the full board a nominee to replace any of BancFirst Ohio Corp.’s designees. Likewise, until December 31, 2005, two of UNB Corp.’s designated directors and one of BancFirst Ohio Corp.’s designated directors have the authority to recommend a nominee to replace any of UNB Corp.’s designees. In either case, the committee would act by two-thirds vote. The nominating committee recommends nominees to the full board, but the full board retains authority to determine whom the board’s director nominees will be. Mr. Gary N. Fields is entitled to select BancFirst Ohio Corp.’s designees for service on the nominating committee, and Mr. Roger L. Mann is likewise entitled to select UNB Corp.’s designees. The nomination procedures and distinctions between BancFirst Ohio Corp.’s and UNB Corp.’s designees end on December 31, 2005, after which nominations may be initiated by the full board or by a new nominating committee.

The board increased its size from fourteen to twenty on December 19, 2002, adding six directors for terms beginning on January 1, 2003. Unizan Bank, National Association’s board size was likewise increased from twelve directors to twenty. Neither the merger agreement nor the amended Code of Regulations demands that nominations for vacancies arising out of an increase in Unizan’s board’s size be distributed equally to BancFirst Ohio Corp. and UNB Corp. designees according to the director nomination procedures summarized immediately above. Nevertheless, other corporate governance provisions of the merger agreement and the amended Code of Regulations make distinctions between BancFirst Ohio Corp. designees and UNB Corp. designees, for example in terms of committee assignments on Unizan’s board and distribution of board seats and committee assignments on subsidiary boards and committees. Nominated by a committee consisting of Directors Fields, Maier, and Mann, the six directors newly appointed to fill the vacancies created by the increase in the board’s size therefore have been designated as either BancFirst Ohio Corp. designees or UNB Corp. designees. BancFirst Ohio Corp.’s and UNB Corp.’s designees, including those newly appointed, are:

Unizan Director Class	Annual Meeting at which the initial term expires	BancFirst Ohio Corp. designees	UNB Corp. designees
I	2003 Annual Meeting	William T. Stewart and James L. Nichols Frank J. Dosch, appointed effective January 1, 2003	Louis V. Bockius III and Marc L. Schneider. Edgar W. Jones, Jr. was appointed by the board on December 19, 2002 to fill the unexpired term of a UNB Corp. designee who resigned in July, 2002

II	2004 Annual Meeting	William F. Randles, Karl C. Saunders and John W. Straker, Jr. James M. Matesich, appointed effective January 1, 2003	E. Lang D’Atri and Russell W. Maier E. Scott Robertson, appointed effective January 1, 2003

III	2005 Annual Meeting	Gary N. Fields and Philip E. Burke Warren W. Tyler and Susan S. Henderson, appointed effective January 1, 2003	Roger L. Mann and George M. Smart Roger L. DeVille, appointed effective January 1, 2003

Shareholders’ Director Nominations.    In addition to nominees recommended by the nominating committee serving until December 31, 2005, the full board may consider nominees recommended in writing by shareholders. Unizan’s amended Code of Regulations provides in Article II, section 4(d) that, after December 31, 2005, director nominations also may be made by shareholders. According to section 4(d), shareholder nominations must be in writing and delivered or mailed to the President and Chief Executive Officer and to the Chairman of the Federal Reserve Board in Washington, D.C. The shareholder’s nomination must be made no fewer than fourteen and no more than fifty days before a meeting of shareholders called for the election of directors. The shareholder’s written nomination must identify (a) the name and address of the nominee, (b) the nominee’s principal occupation, (c) the total number of Unizan shares that will be voted for each proposed nominee, (d) the name and address of the shareholder, and (e) the number of Unizan shares owned by the shareholder.

A person is ineligible to serve as a director after reaching age seventy, and his or her director service terminates automatically when he or she reaches age seventy. Contained in Article II, section 3 of Unizan’s amended Code of Regulations, this eligibility standard applies both before and after December 31, 2005.

Nominees for Election at the 2003 Annual Meeting.    The directors currently serving as Class I directors have been nominated for election at the 2003 Annual Meeting for the term ending in 2006. Information concerning the nominees follows.

The persons named in the enclosed form of proxy will vote the proxy in accordance with the choices specified. If no choices are specified, the persons named in the enclosed form of proxy intend to vote in favor of the election of the individuals identified below. Proxies cannot be voted for a greater number than the number of nominees named. If a nominee becomes unavailable to serve for any reason, the persons named as proxies will vote for a substitute nominee recommended by the nominating committee and approved by the board of directors. We have no reason to believe that the identified nominees will be unable to serve if elected. All of the nominees identified below also serve as directors of Unizan’s principal banking subsidiary, Unizan Bank, National Association, but the terms of all Unizan Bank, National Association directors expire annually.

Nominees for Class I, for the term expiring at the 2006 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years
Louis V. Bockius III	68	1997	76%

Chairman, Bocko, Incorporated, since 1986, a plastic injection molding company in North Canton, Ohio. Mr. Bockius is also a director of Diebold, Incorporated, a publicly held corporation engaged in the sale, manufacture, installation and service of automated self-service transaction systems, electronic and physical security products, software and integrated systems.

Frank J. Dosch, CLU, ChFC	44	2003	N/A

A Chartered Life Underwriter and Chartered Financial Consultant, Mr. Dosch has been a Managing Director with Northwestern Mutual Financial Network since 1988 and President of The Forker Company since 1988. When the
March 7, 2002 merger occurred, Mr. Dosch was serving as a director of The First National Bank of Zanesville. He was also serving, at that time, as a director of another BancFirst Ohio Corp. subsidiary, First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association. He has continued to serve as a director of Unizan Bank, National Association, and Unizan Financial Services Group, National Association, since the merger.

Edgar W. Jones, Jr.	60	2002	N/A

President, Hal Jones Construction Co. from 1977 until 2002. Currently Vice President, Hal Jones Construction Co. Appointed effective on December 19, 2002 to serve the unexpired term of a director who resigned in July, 2002, Mr. Jones served as a director of UNB Corp. until the
March 7, 2002 merger, having been first elected in 1979. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association and as a director of Unizan Financial Services Group, National Association.

Nominees for Class I, for the term expiring at the 2006 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years

James L. Nichols	59	2002	96%	Treasurer of The Ohio State University since 1981. Mr. Nichols served as a director of BancFirst Ohio Corp. from September, 1996 until the merger with UNB Corp. on March 7, 2002.

Marc L. Schneider	43	1998	93%	Chief Operating Officer of the Schneider Lumber Company from 1997 to 1999 and President of the Schneider Lumber Company since 1999.

William T. Stewart, Ph.D., P.E.	55	2002	93%

President and Chief Operating Officer of Stewart Glapat Corp. since 1985, a developing and manufacturing company of power conveyors located in Zanesville, Ohio. Dr. Stewart served as a director of BancFirst Ohio Corp. from 1991 to 1996, and again from 2000 until the merger with UNB Corp. on March 7, 2002.

The board recommends that shareholders vote “FOR” election of the identified nominees to serve for the term ending at the 2006 Annual Meeting.

Class II and Class III Directors Whose Terms Continue After the 2003 Annual Meeting.    Information concerning the Class II and Class III directors whose terms continue after the 2003 Annual Meeting follows. Except for Director Fields, all of the continuing directors identified below also serve as directors of Unizan’s principal banking subsidiary, Unizan Bank, National Association, with director terms expiring annually.

Class II Directors

Term expiring at the 2004 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years
E. Lang D’Atri	64	1978	95%	Attorney with Zollinger, D’Atri, Gruber, Thomas & Co. of Canton, Ohio since 1999. Previously, attorney with Day, Ketterer, Raley, Wright & Rybolt for thirty-four years.

Russell W. Maier	66	1997	86%

Chairman & Chief Executive Officer of Republic Engineered Steels, Inc. until his retirement in January, 1999. Currently President & Chief Executive Officer, Michigan Seamless Tube, LLC. Mr. Maier is also a director of FirstEnergy Corp., a publicly held corporation which provides electric power to customers in Ohio, Pennsylvania and New Jersey.

Class II Directors

Term expiring at the 2004 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years

James M. Matesich	47	2003	N/A

Chief Executive Officer, Matesich Distributing Co. since 1993. When the March 7, 2002 merger occurred, Mr. Matesich was serving as a director of The First National Bank of Zanesville. He was also serving as a director of First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association. He has continued to serve as a director of Unizan Bank, National Association and Unizan Financial Services Group, National Association since the merger.

William F. Randles	69	2002	100%

After thirty-five years, Mr. Randles retired in 2002 as area Manager of T.C.I. Cablevision of Ohio, Inc., which was acquired by Time Warner Communications in March, 1999. Mr. Randles became a director of BancFirst Ohio Corp. in 1990, serving as Chairman of the Board from January, 1996 until the merger with UNB Corp. on March 7, 2002.

E. Scott Robertson	40	2003	N/A

President, Robertson Heating Supply Company since 1991. When the March 7, 2002 merger occurred,
Mr. Robertson was serving as a director of UNB Corp., having been first elected in 1998. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association.

Karl C. Saunders, M.D., MBA, F.A.C.S.	51	2002	100%

President and Chief Executive Officer of Saunix Management, Ltd., since 1996 and Orthopaedic Surgeon with Orthopaedic Associates of Zanesville, Inc. since 1981. Dr. Saunders served as a director of BancFirst Ohio Corp. from 1990 until the merger with UNB Corp. on March 7, 2002.

John W. Straker, Jr.	47	2002	96%	President of Oxford Oil Company since 1984. Mr. Straker served as a director of BancFirst Ohio Corp. from 1993 until the merger with UNB Corp. on March 7, 2002.

Class III Directors

Term expiring at the 2005 Annual Meeting	Age	Director since	Percent of board and committee meetings attended in 2002 while serving	Principal occupation in the past five years

Philip E. Burke	65	2002	100%

Retired in 1998 after thirty-two years as President and owner of Burke Products, Inc., and currently serving as a director and consultant of Burke Products, Inc.
Mr. Burke was a director of BancFirst Ohio Corp. from 1996 until the merger with UNB Corp. on March 7, 2002.

Roger L. DeVille	61	2003	N/A

President since 1968 of DeVille Developments, a commercial/commercial real estate developer in Northeastern Ohio, Western Pennsylvania and Northern Kentucky. When the March 7, 2002 merger occurred, Mr. DeVille was serving as a director of UNB Corp., having been first elected in 2000. Since the March 7, 2002 merger he has continued to serve as a director of Unizan Bank, National Association.

Gary N. Fields	62	2002	96%

Chairman, Unizan Financial Corp. Mr. Fields served as President and Chief Executive Officer of BancFirst Ohio Corp. from April, 1996 until the merger with UNB Corp. on March 7, 2002. He became a director of BancFirst Ohio Corp. in September, 1996.

Susan S. Henderson	50	2003	N/A

Employed at Muskingum Area Technical College since 1987, Ms. Henderson is an Associate Professor of English. When the March 7, 2002 merger occurred, Ms. Henderson was serving as a director of The First National Bank of Zanesville, and as a director of First Financial Services Group, National Association, now known as Unizan Financial Services Group, National Association.
Ms. Henderson has continued to serve as a director of Unizan Bank, National Association and Unizan Financial Services Group, National Association since the merger.

Roger L. Mann	61	1997	94%	President and Chief Executive Officer, Unizan Financial Corp. and Chairman of Unizan Bank, National Association.

George M. Smart	57	2000	78%

Chairman and President, Phoenix Packaging Corporation from 1993 to 2001. Currently, President, Sonoco Phoenix, Inc. Mr. Smart is also a director of FirstEnergy Corp., a publicly held corporation which provides electric power to customers in Ohio, Pennsylvania and New Jersey.

Warren W. Tyler	58	2003	N/A

President since 1990 of Warmarr Capital, Inc. From 1997 to 2000, Vice President/ Managing Director of Nationwide Retirement Solutions. President since November, 2001 of Columbus & Franklin County Affordable Housing Trust Corporation. When the March 7, 2002 merger occurred, Mr. Tyler was serving as a director of The First National Bank of Zanesville. Mr. Tyler has continued to serve as a director of Unizan Bank, National Association since the merger.

With the affirmative vote of 75% or more of its directors, Unizan Bank, National Association’s board of directors increased the bank board’s size from twelve directors to twenty, appointed eight additional directors to fill the vacancies created by that increase, and waived the requirement in section 2.2(d) of the merger agreement that the bank’s board seats be divided equally between BancFirst Ohio Corp. designees and UNB Corp. designees. Of Unizan Bank, National Association’s twenty directors, eleven are BancFirst Ohio Corp. designees and nine are UNB Corp. designees.

Director Randles will reach age seventy in December, 2003. His director service will terminate automatically at that time under Unizan’s amended Code of Regulations. Because he is a director designee of BancFirst Ohio Corp., a committee consisting of two of BancFirst Ohio Corp.’s designated directors and one of UNB Corp.’s designated directors will have the right to nominate a director for appointment by the board to serve on an interim basis until the 2004 Annual Meeting, when the term of Director Randles’ class expires.

John W. Straker, Jr. and Susan H. Henderson are siblings.

Except as disclosed in this proxy statement, no director or executive officer serves as a director of (a) a company with a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or (b) any investment company registered under the Investment Company Act of 1940. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any director or executive officer of Unizan.

Board Meetings and Attendance.    Unizan’s board held thirteen meetings in 2002, including two meetings before the March 7, 2002 merger with BancFirst Ohio Corp. and eleven meetings after. When the merger occurred, the size of the board was increased by one, to fourteen. UNB Corp. and BancFirst Ohio Corp. each designated seven of the fourteen directors. Committee seats were likewise evenly divided, as were seats on the boards and committees of subsidiary companies. While serving as directors, the Unizan directors who had been UNB Corp. directors attended, in 2002, at least 75% of the aggregate of the board meetings and meetings of committees on which they served. The Unizan directors who had been BancFirst Ohio Corp. directors attended at least 75% of the aggregate of the board meetings and meetings of committees on which they served after March 7, 2002.

In 2002, Directors DeVille, Jones, and Robertson served as Unizan (UNB Corp.) directors until March 7, 2002. During that portion of 2002, they attended at least 75% of the aggregate of the board meetings and meetings of committees on which they served. Their service as Unizan directors resumed on January 1, 2003 in the case of Directors DeVille and Robertson and December 19, 2002 in the case of Director Jones.

Compensation and Pension Committee.    Unizan’s Compensation and Pension Committee consists of Directors Bockius, D’Atri, Maier, Randles, Straker, and Stewart. The Compensation and Pension Committee reviews salaries and benefits of officers and employees, and it met seven times in 2002. The committee’s recommendations are forwarded to the full board for action.

Audit Committee.    The Audit Committee consists of Directors Burke, DeVille, Saunders, Schneider, Smart, and Straker. The Audit Committee reviews the results of the external audit performed by Crowe, Chizek and Company LLP, oversees the scope and results of the audit procedures performed by the internal audit staff, reviews the adequacy of Unizan’s and subsidiaries’ systems of internal controls, and monitors any related-party transactions. The Audit Committee met twelve times in 2002.

Nominating Committee.    In accordance with the corporate governance procedures specified in the September 5, 2001 Merger Agreement and Unizan’s amended Code of Regulations, until December 31, 2005, a Nominating Committee consisting of two directors designated by BancFirst Ohio Corp. and one director designated by UNB Corp. shall recommend nominees for positions on the board of directors occupied or vacated by a director designated by BancFirst Ohio Corp.; and a Nominating Committee consisting of two directors designated by UNB Corp. and one director designated by BancFirst Ohio Corp. shall recommend nominees for positions on the board of directors occupied or vacated by a director designated by UNB Corp. A two-thirds vote of the Nominating Committee is required for a nominee to be recommended for a position on the board of directors. This committee met one time in 2002.

Director’s Compensation.    Directors are paid an annual retainer of $7,000 plus $400 for each board meeting attended and $500 for each committee meeting attended. Chairmen of committees are paid an additional $1,500 in annual retainers. Chairman of the Board, Gary N. Fields, receives no compensation for serving in that capacity. Directors are also reimbursed for their reasonable expenses of attendance at board and committee meetings. Directors who also serve as directors of subsidiary companies are compensated by those subsidiary companies for their board and committee service. All Unizan directors, except Mr. Fields, are directors of Unizan’s principal banking subsidiary, Unizan Bank, National Association, which pays its directors monthly compensation of $400 for each board meeting attended and $500 for each committee meeting attended. Unizan Bank, National Association’s Chairman of the Board, Roger L. Mann receives no compensation for serving as a director.

Unizan’s non-employee directors receive an automatic grant of stock options under Unizan’s 1997 Stock Option Plan. As amended by the board on March 21, 2002, the stock option plan provides that each director who is not an employee of Unizan or Unizan Bank, National Association is entitled to receive a single grant of options to acquire 2,000 shares of Unizan common stock. This automatic grant is made on March 1, to any non-employee director who has not already received an automatic grant of options. Thereafter, directors who have received the automatic grant of options to acquire 2,000 shares are entitled to receive on March 1, of each year, additional options to acquire 1,000 shares of Unizan common stock. Identical grants are made to directors of Unizan Bank, National Association who are neither directors of Unizan nor employees of Unizan or Unizan Bank, National Association. The exercise price of all stock options granted under the plan must be at least the fair market value of the stock on the date of grant.

Executive Officers and Executive Compensation

Current Executive Officers.    Information concerning executive officers of Unizan who are not also directors follows.

Executive officers who are not directors	Age

Edward N. Cohn	44

Executive Vice President of Unizan Bank, National Association, Mr. Cohn served as Senior Vice President of BancFirst Ohio Corp. until March 7, 2002. Since May, 1998 he had also been Executive Vice President and Chief Operating Officer, Columbus Divisional President, as well as a director of The First National Bank of Zanesville. Mr. Cohn served as Chairman of the Board of Directors and President of County Savings Bank from September, 1993 until May, 1998 when the Bellbrook Community Bank and County Savings Bank were merged under the national bank charter of The First National Bank of Zanesville.

Scott E. Dodds	40

Executive Vice President, Retail Banking, of Unizan Bank, National Association, Mr. Dodds tenure with Unizan Bank, National Association began in 1993, having previously served for four years as a Mortgage Operations Manager at Society Bank in Cleveland, Ohio.

James H. Nicholson	40

Executive Vice President and Chief Operating Officer of Unizan and President and Chief Executive Officer and director of Unizan Bank, National Association since March 7, 2002. Mr. Nicholson’s tenure with BancFirst Ohio Corp. and The First National Bank of Zanesville began in 1990, serving as Controller of the bank until April, 1994; Chief Financial Officer until September, 1996; Executive Vice President and Chief Operating Officer until January, 1997; and President and Chief Executive Officer and a director of the bank until the merger with UNB Corp. Mr. Nicholson became a director of BancFirst Ohio Corp. in 2000, and was also serving as its Executive Vice President and Corporate Secretary at the time of the March 7, 2002 merger.

James J. Pennetti	52

Executive Vice President and Chief Financial Officer of Unizan and Unizan Bank, National Association. Mr. Pennetti is Secretary of Unizan Financial Corp. and Unizan Bank, National Association. Mr. Pennetti joined Unizan Bank, National Association in 1972.

Executive Officers Who Terminated Service in 2002.    Robert M. Sweeney served as Secretary of Unizan and Executive Vice President of Unizan Bank, National Association until March 16, 2002. Mr. Sweeney then became a part-time employee of Unizan Financial Services Group, National Association, a subsidiary of Unizan Bank, National Association, serving as a trust investment officer under the Part-Time Employment and Non- Competition Agreement dated March 22, 2002. The Part-Time Employment and Non-Competition Agreement supersedes in its entirety Mr. Sweeney’s May 8, 2001 Severance Agreement. In settlement of Mr. Sweeney’s right to claim severance benefits under his Severance Agreement, the Part-Time Employment and Non-Competition Agreement provides for a payment to Mr. Sweeney in cash in the amount of $395,203, which was paid to him at the end of March, 2002. The term of the Part-Time Employment and Non-Competition Agreement ends on October 31, 2003. In consideration of a lump sum payment of $150,000, the Part-Time Employment and Non-Competition Agreement contains a promise on Mr. Sweeney’s part that he will not compete with Unizan and subsidiaries for three years after November 1, 2003. The agreement also provides for continued medical and disability coverage for thirty-six months from the agreement’s March 22, 2002 effective date, continued life insurance benefits under Unizan Bank, National Association’s Group Term Carve Out Plan, and other customary fringe benefits. The agreement continues Mr. Sweeney’s entitlement to tax gross-up payments originally provided in his Severance Agreement, but Unizan Bank, National Association does not expect that a tax gross-up payment will be necessary. Leo E. Doyle served as Executive Vice President of Unizan Bank, National Association until June 5, 2002. Mr. Doyle was also party to a May 8, 2001 Severance Agreement. He exercised his right under that agreement to terminate service after the merger and claim entitlement to benefits under the Severance Agreement.

Executive Compensation.    The Summary Compensation Table below shows compensation for services in all capacities in the fiscal years ended December 31, 2002, 2001, and 2000 for (a) the President and Chief Executive Officer, (b) the four other most highly compensated executive officers whose salaries and bonuses exceeded $100,000 during 2002 and who were serving as executive officers at the end of 2002, and (c) two former executive officers whose compensation exceeded $100,000 in 2002 but who were no longer serving as executive officers at the end of 2002. Unizan generally does not incur compensation expenses. Unizan and its subsidiaries sponsor a number of compensation and benefit plans for officers and employees, including a profit-sharing tax-deferred savings plan, a stock option plan, a deferred compensation plan, and other benefits. Compensation expense and other expenses associated with these plans are incurred by subsidiaries, principally but not exclusively, Unizan Bank, National Association because all current executive officers of Unizan are also executive officers of Unizan Bank, National Association.

The compensation data presented consist of compensation paid to these individuals by Unizan and subsidiaries alone. The Summary Compensation Table does not reflect any salary, bonus, other annual compensation, option grants, or any other compensation of any kind paid in 2002, 2001, or 2000 by BancFirst Ohio Corp. or its subsidiaries to the two former officers of BancFirst Ohio Corp. identified in the table, Messrs. Nicholson and Cohn. The compensation figures for Messrs. Nicholson and Cohn begin with the March 7, 2002 merger. Their compensation amounts are not annualized.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Name and Principal Position	Year	Annual Compensation						Awards		Payouts		All Other Compensation(3)
		Salary(1)		Bonus(2)		Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts
Roger L. Mann, President and Chief Executive Officer of Unizan; Chairman of Unizan Bank, National Association	2002 2001 2000	$ $ $	395,625 293,893 234,633	$ $ $	126,525 81,589 54,061	(4 (4 (4	) ) )	-0- -0- -0-	63,639 73,461 45,570	$ $ $	-0- -0- -0-	$ $ $	16,145 6,800 6,800

							Long-Term Compensation
Name and Principal Position	Year	Annual Compensation					Awards		Payouts		All Other Compensation(3)
		Salary(1)			Bonus(2)	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options (#)	LTIP Payouts
Edward N. Cohn, Executive Vice President of Unizan Bank, National Association since March 7, 2002	2002 2001 2000		$146,012 N/A N/A		$54,000 N/A N/A	(4) N/A N/A	-0- N/A N/A	-0- N/A(5) N/A(5)		$-0- N/A N/A		$2,422 N/A N/A
Scott E. Dodds, Executive Vice President of Unizan Bank, National Association	2002 2001 2000	$ $ $	153,300 127,000 112,120		$33,000 $33,025 $19,224	(4) (4) (4)	-0- -0- -0-	13,585 18,257 13,558	$ $ $	-0- -0- -0-	$ $ $	206,470 5,844 5,238	(6)
James H. Nicholson, Executive Vice President and Chief Operating Officer of Unizan; President and Chief Executive Officer of Unizan Bank, National Association since March 7, 2002	2002 2001 2000		$180,288 N/A N/A		$69,000 N/A N/A	(4) N/A N/A	-0- N/A N/A	-0- N/A(5) N/A(5)		$-0- N/A N/A		$2,134 N/A N/A
James J. Pennetti, Executive Vice President and Chief Financial Officer of Unizan and Unizan Bank, National Association	2002 2001 2000	$ $ $	218,167 197,333 148,403		$67,500 $48,965 $35,401	(4) (4) (4)	-0- -0- -0-	20,142 39,211 18,015	$ $ $	-0- -0- -0-	$ $ $	16,145 6,800 5,856
Leo E. Doyle, Executive Vice President of Unizan Bank, National Association until June 5, 2002	2002 2001 2000	$ $ $	81,982 167,833 152,010		$ -0- $46,975 $28,707	$747,501(7) (4) (4)	-0- -0- -0-	14,418 24,687 18,719	$ $ $	-0- -0- -0-	$ $ $	1,309,082 6,800 6,800	(8)
Robert M. Sweeney, Secretary of Unizan and Executive Vice President of Unizan Bank, National Association, until March 7, 2002	2002 2001 2000	$ $ $	242,069 121,333 119,129	(9)	$ -0- $32,056 $30,322	(4) (4) (4)	-0- -0- -0-	7,912 15,468 15,821	$ $ $	-0- -0- -0-	$ $ $	411,348 5,666 6,039	(10)

(1)	“Salary” includes amounts deferred at the election of the named executive officers under the UNB Tax-Deferred Savings Plan, the UNB Corp. and Affiliates Deferred Compensation Plan, the Unizan 401(k) Plan and the Unizan Financial Corp. Deferred Compensation Plan.

(2)	“Bonus” figures represent payments made for performance during the fiscal year shown, but the bonus payment is actually made early in the following year. The amount of the bonus is determined under the EPS Operating Model Incentive Program for 2000 and 2001 and under the Executive Officers’ Compensation Plan for 2002.
(3)	For all of the named executive officers other than Mr. Dodds and Messrs. Doyle and Sweeney, “All Other Compensation” consists solely of matching or discretionary contributions made by Unizan Bank, National Association under the UNB Tax-Deferred Savings Plan, the Unizan Financial Corp. 401(k) Plan, or the BancFirst Ohio Corp. Salary Deferral 401(k) Plan. For Mr. Mann and Mr. Pennetti, $8,000 represents Unizan Bank, National Association’s matching contribution and $8,145 represents its discretionary contribution to their 401(k) accounts. For Mr. Cohn, $2,422 represents Unizan Bank, National Association’s matching contribution to his 401(k) account. For Mr. Nicholson, $2,134 represents Unizan Bank, National Association’s matching contribution to his 401(k) account. Messrs. Mann, Dodds, Pennetti, Doyle, and Sweeney are entitled to life insurance benefits under Unizan Bank, National Association’s Group Term Carve Out Plan. Messrs. Mann, Dodds, and Pennetti also have the right to designate the beneficiary of a portion of death benefits under bank-owned life insurance policies purchased by Unizan Bank, National Association in April, 2001 as a source of funds for post-termination benefits payable to these executives under their Salary Continuation Agreements. Finally, Unizan Bank, National Association purchased an additional split dollar life insurance policy on Mr. Mann’s life. The value of these insurance benefits is not reflected in the Summary Compensation Table.
(4)	Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.
(5)	Under BancFirst Ohio Corp.’s 1997 Omnibus Stock Incentive Plan, in 2001 Mr. Nicholson received options to acquire 15,290 shares of BancFirst Ohio Corp. stock, and Mr. Cohn received options to acquire 14,950 shares. In 2000, Mr. Nicholson received options to acquire 15,870 shares of BancFirst Ohio Corp. stock, and Mr. Cohn received options to acquire 15,500 shares. Based on the 1.325 merger conversion ratio, the options granted to Mr. Nicholson in 2001 became options to acquire 20,259 shares of Unizan stock, and the options granted to him in 2000 became options to acquire 21,028 shares. Likewise, the options granted to Mr. Cohn in 2001 became options to acquire 19,809 shares of Unizan stock, and the options granted to him in 2000 became options to acquire 20,538 shares. These stock options are not reflected in the Summary Compensation Table.
(6)	In consideration of Mr. Dodds’ agreement to a revised severance arrangement, replacing in its entirety his May 8, 2001 Severance Agreement, in May, 2002 Unizan paid Mr. Dodds cash in a lump sum equal to the sum of his salary and the average of his bonuses over the three preceding calendar years, or $190,325. “All Other Compensation” of Mr. Dodds in 2002 also includes a matching contribution of $8,000 and a discretionary contribution of $8,145 made by Unizan Bank, National Association under the UNB Tax-Deferred Savings Plan or the Unizan Financial Corp. 401(k) Plan.
(7)	Represents the tax gross-up payment made to Mr. Doyle under his May 8, 2001 Severance Agreement and May 1, 2001 Salary Continuation Agreement. Mr. Doyle’s perquisites and other personal benefits in 2002 did not exceed the lesser of $50,000 or 10% of total salary and bonus and are therefore not reflected in the “Other Annual Compensation” figure.
(8)	Mr. Doyle exercised the right under his Severance Agreement and Salary Continuation Agreement to terminate service and receive change in control benefits. The change in control benefits paid to Mr. Doyle included a severance payment of $632,609, an accelerated lump sum payment under his Salary Continuation Agreement of $668,473 and Unizan Bank, National Association’s $8,000 matching contribution to Mr. Doyle’s 401(k) account, in addition to the tax gross-up payment included in the “Other Annual Compensation” column.
(9)	Mr. Sweeney’s salary in 2002 includes amounts paid to him as Executive Vice President of Unizan Bank, National Association before he terminated service with those companies and became a part-time employee of Unizan Financial Services Group, National Association under the March 22, 2002 Part-Time Employment and Non-Competition Agreement. It also includes his $7,000 monthly base salary under the Part-Time Employment and Non-Competition Agreement, as well as a $150,000 lump-sum payment under section 6.1 of that agreement in exchange for Mr. Sweeney’s agreement not to compete with Unizan and its subsidiaries.

(10)	The Part-Time Employment and Non-Competition Agreement Mr. Sweeney entered into on March 22, 2002 with Unizan Financial Services Group, National Association replaces in its entirety his May 8, 2001 Severance Agreement. In settlement of Mr. Sweeney’s rights to severance under his Severance Agreement, the Part-Time Employment and Non-Competition Agreement provides for payment of a lump sum in cash in the amount of $395,203, paid to Mr. Sweeney on March 29, 2002, which amount is included in the “All Other Compensation” figure for 2002. The “All Other Compensation” figure for 2002 also includes Unizan Bank, National Association’s $8,000 matching contribution, and $8,145 discretionary contribution to Mr. Sweeney’s 401(k) account.

The Summary Compensation Table Excludes the Value of Insurance Benefits Provided to the Named Executive Officers.    On April 20, 2001, Unizan Bank, National Association purchased insurance policies on the lives of 29 officers as part of a Group Term Carve Out Plan. The bank made a single premium payment of $14 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit exceeding $50,000 is currently taxed to the employee as ordinary income. The officers covered by the group term carve-out split dollar insurance include Messrs. Mann, Dodds, Doyle, Pennetti, and Sweeney. The policy premium for these executive officers accounted for $3,364,000 of the total single premium payment. The value of this insurance benefit is not reflected in the Summary Compensation Table.

Under the Group Term Carve Out Plan, the officer’s beneficiary (ies) is entitled to the following death benefits. If the officer is not employed by Unizan Bank, National Association at the time of death but had terminated employment because of disability, or on or after early retirement age, or within three years after a change in control, the death benefit is the lesser of (1) an amount equal to the officer’s base annual salary at the time of termination of employment, or (2) $1,000,000. If the officer is employed by Unizan Bank, National Association at the time of death, the death benefit is the lesser of (1) or (2):

(1) the greater of (a) 100 times the participant’s projected normal retirement age monthly pension benefit under the UNB Corp. Pension Plan, or (b) twice the officer’s current base annual salary; or

(2) $1,000,000.

In the case of death benefits payable to an officer who is employed by Unizan Bank, National Association at the time of death, the benefit is reduced by the $50,000 group term life insurance benefit under the bank’s group term life insurance policy covering all or substantially all employees. If the UNB Corp. Pension Plan is terminated or discontinued, the pre-retirement death benefit is instead the lesser of (1) twice the officer’s current base annual salary, or (2) $1,000,000. Again, the benefit is reduced by the $50,000 group term life insurance benefit under the bank’s group term life insurance policy. The pension plan is in the process of being terminated.

Unizan Bank, National Association will receive any death benefits not payable to the officer’s beneficiary(ies). The bank expects to recover in full from its portion of the death benefits the premium paid in 2001. No benefits are payable to any officer whose employment terminates before the age of 55, unless termination is because of disability or unless termination occurs within three years after a change in control. The term “change in control” has the same meaning in the Group Term Carve Out Plan that it has for purposes of the Severance Agreements discussed later in this proxy statement. The death benefit is paid directly by the insurance company to the named beneficiary(ies).

As part of Mr. Mann’s overall compensation package, in April, 2001 Unizan Bank, National Association purchased an additional split dollar life insurance policy on his life, with a single premium payment of $1,015,000. When Mr. Mann dies, his beneficiary(ies) will receive a $1,000,000 death benefit. The bank will receive the remaining death benefit. Unizan Bank, National Association expects to recover in full the premium paid from its portion of the policy’s death benefit. The value of this life insurance benefit is not reflected in the Summary Compensation Table.

Finally, Messrs. Mann, Dodds, and Pennetti also have the right to designate the beneficiary of a portion of death benefits under bank-owned life insurance policies purchased by Unizan Bank, National Association in April, 2001 as a source of funds for post-termination benefits payable to these executives under their Salary Continuation Agreements. The Salary Continuation Agreements and the bank-owned life insurance policies are discussed elsewhere in this proxy statement. The value of these life insurance benefits is not reflected in the Summary Compensation Table.

Stock Options.    The following table shows stock option grants by Unizan in the year ended December 31, 2002 to the individuals identified in the Summary Compensation Table above. No stock appreciation rights were granted in the fiscal years ended December 31, 2002, 2001, or 2000.

OPTIONS/STOCK APPRECIATION RIGHTS GRANTED IN 2002

Individual grants					Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted	Percent of total options granted to employees in 2002	Exercise price per share	Expiration date	5%	10%
Roger L. Mann	63,639	34.0%	$18.40	January 1, 2012	$736,303	$1,865,895
Edward N. Cohn	-0-(1)	-0-%	N/A	N/A	N/A	N/A
Scott E. Dodds	13,585	7.3%	$18.40	January 1, 2012	$157,178	$398,312
James H. Nicholson	-0-(2)	-0-%	N/A	N/A	N/A	N/A
James J. Pennetti	20,142	10.8%	$18.40	January 1, 2012	$233,043	$590,563
Leo E. Doyle	14,418	7.7%	$18.40	January 1, 2012	$166,816	$422,736
Robert M. Sweeney	7,912	4.2%	$18.40	January 1, 2012	$91,542	$231,980

(1)	Mr. Cohn held options to acquire 52,290 shares of BancFirst Ohio Corp. stock when the merger occurred on March 7, 2002. All of Mr. Cohn’s options were vested and exercisable at the time of the merger or became vested and exercisable because of the merger. Options granted under BancFirst Ohio Corp.’s stock option plan have terms of up to 20 years. On March 7, 2002, Mr. Cohn’s options became options to acquire Unizan stock as a result of the merger, converted at the same 1.325 conversion ratio that shares of BancFirst Ohio Corp. stock were converted into shares of Unizan stock. Mr. Cohn’s options were converted into options to acquire 69,284 shares of Unizan stock, which are not reflected in the table above.

(2)	Mr. Nicholson held options to acquire 58,103 shares of BancFirst Ohio Corp. stock when the merger occurred on March 7, 2002. All of Mr. Nicholson’s options were vested and exercisable at the time of the merger or became vested and exercisable because of the merger. Options granted under BancFirst Ohio Corp.’s stock option plan have terms of up to 20 years. On March 7, 2002, Mr. Nicholson’s options became options to acquire Unizan stock as a result of the merger, converted at the same 1.325 conversion ratio that shares of BancFirst Ohio Corp. stock were converted into shares of Unizan stock. Mr. Nicholson’s options were converted into options to acquire 76,986 shares of Unizan stock, which are not reflected in the table above.

AGGREGATED OPTIONS/STOCK APPRECIATION RIGHTS EXERCISED IN 2002

AND FISCAL YEAR-END 2002 OPTIONS/STOCK APPRECIATION RIGHTS VALUES

No stock appreciation rights were exercised in 2002 and no stock appreciation rights were outstanding on December 31, 2002. The following table shows the number of shares of Unizan common stock acquired in 2002 or acquirable by exercise of stock options by the executive officers named in the Summary Compensation Table. The table also indicates the extent to which the options were exercisable at December 31, 2002, as well as the approximate value of the options based on the estimated fair market value of Unizan common stock on December 31, 2002. Because the table below shows the number and estimated value at December 31, 2002 of options to acquire Unizan common stock, for Messrs. Cohn and Nicholson the table includes stock options they originally received under BancFirst Ohio Corp.’s 1997 Omnibus Stock Incentive Plan, but the number of shares acquirable under those options and the option exercise prices have been adjusted for the 1.325 merger conversion ratio. All options to acquire Unizan common stock that were outstanding immediately after March 7, 2002 are fully vested and exercisable, whether they were originally granted under BancFirst Ohio Corp.’s stock option plan or Unizan’s stock option plans. Stock options that had not become vested and exercisable by the time of the merger became fully vested and exercisable because of the merger.

	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options at fiscal year end 2002		Value of unexercised in-the-money options at fiscal year end 2002(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Roger L. Mann	-0-	$ -0-	239,904	-0-	$902,627	$-0-
Edward N. Cohn	-0-	$ -0-	69,284	-0-	$211,084	$-0-
Scott E. Dodds	-0-	$ -0-	59,869	-0-	$261,149	$-0-
James H. Nicholson	-0-	$ -0-	76,986	-0-	$222,702	$-0-
James J. Pennetti	13,288	$178,667	141,166	-0-	$760,529	$-0-
Leo E. Doyle	70,838	$517,080	38,812	-0-	$20,989	$-0-
Robert M. Sweeney	-0-	$ -0-	85,591	-0-	$404,677	$-0-

(1)	The value of unexercised options equals the estimated fair market value of a share acquirable by exercise of an option at December 31, 2002, less the exercise price per share, multiplied by the number of shares acquirable by exercise of the options. Solely for purposes of the table, Unizan estimated the per share market value of Unizan common stock on December 31, 2002 as $19.75, which was the closing price on December 31, 2002, on the Nasdaq National Market.

Defined Benefit Pension Plan.    Executive officers of Unizan and Unizan Bank, National Association are participants in the Unizan Bank, National Association Pension Plan, which is a defined benefit plan for all eligible full-time employees. The following table shows retirement benefits at various levels of compensation and years of service based upon retirement at age sixty-five. For purposes of this table, benefits are based on 2002 plan provisions in the circumstance of a male born in 1937. Benefits shown do not include social security benefits. The maximum annual salary allowable for a defined benefit plan for 2002 is $200,000. The pension plan was originally established by Unizan Bank, National Association in 1955, but all benefits are frozen and all further accruals ceased under the plan effective February 28, 2002. Unizan Bank, National Association has submitted a written request to the Internal Revenue Service for an IRS determination letter so that the plan may be terminated. No additional pension credits will be awarded to employees and no employees not already participating in the plan as of February 28, 2002 have or will become eligible to participate in the plan after that date.

PENSION PLAN TABLE

Years of Service
Remuneration	15	20	25	30	35
$125,000	$38,342	$51,122	$63,903	$63,903	$63,903
$150,000	$46,779	$62,372	$77,965	$77,965	$77,965
$175,000	$55,217	$73,622	$92,028	$92,028	$92,028
$200,000	$63,654	$84,872	$106,090	$106,090	$106,090
$225,000	$63,654	$84,872	$106,090	$106,090	$106,090
$250,000	$63,654	$84,872	$106,090	$106,090	$106,090
$300,000	$63,654	$84,872	$106,090	$106,090	$106,090
$400,000	$63,654	$84,872	$106,090	$106,090	$106,090
$450,000	$63,654	$84,872	$106,090	$106,090	$106,090
$500,000	$63,654	$84,872	$106,090	$106,090	$106,090

A participant’s remuneration covered by the plan is his or her annual compensation averaged over the three highest consecutive compensation periods as defined in the plan. For the executive officers named in the Summary Compensation Table, as of the end of 2002, their covered compensation is as follows: Mann, $180,000; Dodds $159,021; Pennetti $180,000; Doyle $180,000; and Sweeney $168,499. The estimated years of service for each named executive officer on February 28, 2002, when benefits were frozen and further accruals ceased, is as follows: Mann, five years; Dodds, nine years; Pennetti, thirty years; Doyle, twenty-five years; and Sweeney, thirty-three years. Benefits are computed as a straight-life annuity beginning at age sixty-five.

Salary Continuation Agreements and Bank Owned Life Insurance.    Unizan Bank, National Association entered into Salary Continuation Agreements with Messrs. Mann, Pennetti, and Dodds and former executive officer Leo E. Doyle as of May 1, 2001. For retirement on or after reaching the normal retirement age of sixty-five (in the case of Mr. Mann, sixty-four), the Salary Continuation Agreements are intended to provide these officers with an annual benefit for fifteen years equal to approximately 75% of their estimated final compensation, taking into account anticipated benefits payable to the retired executives under the pension plan, the Unizan Financial Corp. 401(k) Plan and Social Security benefits. The Salary Continuation Agreements provide for a reduced benefit in the case of early termination and in the case of termination because of disability, but in those cases benefits are nevertheless not paid until the executive reaches normal retirement age. Early termination benefits generally start vesting on the earlier of the executive’s fifty-fifth birthday or the date on which the executive has at least thirty years of service. Under the agreements, payment of benefits is accelerated by termination of employment within three years after a change in control. But no benefits are payable if the officer’s employment is terminated for cause, if he is removed from office by an order issued under the Federal Deposit Insurance Act, if a receiver is appointed under the Federal Deposit Insurance Act, or if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance under the Federal Deposit Insurance Act to Unizan Bank, National Association.

Benefits are fixed under the Salary Continuation Agreements, regardless of whether the executive’s actual final compensation equals the final compensation estimates established when the agreements were entered into. But on the third anniversary of the execution of the agreements, and every third year thereafter, the board of directors will automatically review the agreements for reasonableness of benefits, with the goal of ensuring that the executive’s targeted benefit is 75% of compensation, less company-provided individual benefits and the employer’s portion of Social Security benefits.

The following table shows benefits payable to each of the named executive officers who are a party to a Salary Continuation Agreement, as well as the death benefit payable under the life insurance policies discussed immediately after the table.

Named executive officer	Annual benefit for retirement on or after the normal retirement age(1)	Annual early retirement benefit currently vested, payable at normal retirement age(2)	Annual early retirement benefit currently vested or after vesting occurs, payable at normal retirement age(3)	Annual disability benefit payable at normal retirement age(4)	Change in control benefit payable in a lump sum(5)		Life insurance death benefit
Roger L. Mann	$159,400	$72,999	$72,999	$72,999	$1,441,874		$1,441,874
Scott E. Dodds	$114,700	$ -0-	$96,108	$18,554	$326,280	(6)	$1,037,534
James J. Pennetti	$72,100	$15,484	$15,484	$15,484	$652,190		$652,190

(1)	Mr. Mann’s normal retirement age under his Salary Continuation Agreement is age 64. The normal retirement age for Messrs. Dodds and Pennetti under their Salary Continuation Agreements is sixty-five.
(2)	This benefit is based on early retirement occurring in April, 2003. For each year of service after reaching early retirement age, the early retirement benefit increases in amount until normal retirement age. The benefit is based on the present value of the current payment stream of the vested accrual balance using a discount rate of 7.50%. Mr. Mann was eligible for early retirement and was 100% vested for the early retirement benefit on the effective date of his Salary Continuation Agreement. Mr. Pennetti became eligible for his early retirement benefit on May 22, 2002. Mr. Dodds will reach early retirement age on July 20, 2017, and will become 100% vested in the early retirement benefit at that time.
(3)	Mr. Mann’s and Mr. Pennetti’s benefits are based on early retirement after April, 2003. Mr. Dodds’ benefit is based on early retirement after April, 2018.
(4)	The amount shown is for a disability occurring in 2003.
(5)

The change in control benefit is determined by vesting the executive’s normal retirement age accrual balance without reduction for the time value of money or other discount, except in the case of Mr. Dodds.

The Salary Continuation Agreements also provide for an additional tax gross-up payment if the total payments and benefits due to an executive as the result of a change in control exceeds the limits under section 280G of the Internal Revenue Code. The gross-up feature is explained in the discussion of severance arrangements. The lump sum change in control benefit is payable within three days after termination of employment of the executive, provided that termination occurs within three years after a change in control. Mr. Mann’s change in control benefit under his Salary Continuation Agreement is currently fixed at $1,441,874. Mr. Pennetti’s is currently fixed at $652,190.

(6)	Mr. Dodds’ change in control benefit under his Salary Continuation Agreement is the lump sum value of his projected normal retirement age accrual balance ($1,037,534) at age 65, discounted to the plan year ending immediately before the date on which termination of employment occurs. This amount is based on an assumed termination of employment as of April, 2003 and uses a discount rate of 4.78% for illustrative purposes only. Present value will be determined using a discount rate equal to the 10-year US Treasury Bill rate.

In April, 2001, Unizan Bank, National Association purchased insurance policies on the lives of Messrs. Mann, Dodds, Doyle, and Pennetti, making a single premium payment in the aggregate of $4,985,000 for the four policies. The bank expects to recover in full the premium paid by it from the bank’s portion of the policies’ death benefits. If the executive dies before the normal retirement age but in active service to Unizan Bank, National Association, his beneficiary(ies) will receive a life insurance death benefit in a fixed amount and the bank will receive the remainder of the death benefit proceeds. In that case, the executive and his beneficiary(ies) will receive no payments under the Salary Continuation Agreement. If the executive dies after termination, his beneficiary(ies) will receive any payments to which the executive would have been entitled under his Salary Continuation Agreement, but no life insurance death benefit. Unizan Bank, National Association purchased the policies as a source of funds for the Salary Continuation Agreements’ obligations arising out of the executives’ deaths before retirement, as well as an investment to finance the bank’s post-retirement payment obligation to the executives. Although Unizan Bank, National Association expects the life insurance policies to serve as a source of funds for death benefits payable under the Salary Continuation Agreements, the executives’ contractual entitlements under the Salary Continuation Agreements are not funded. The contractual entitlements remain contractual liabilities of Unizan Bank, National Association payable after the executives’ termination of employment.

Mr. Doyle exercised the right under his Salary Continuation Agreement to receive a lump sum change in control payment. Accordingly, the obligations under his Salary Continuation Agreement have been fully discharged and the agreement has terminated. Because Mr. Doyle terminated employment and received full payment of the amounts to which he was entitled under his Salary Continuation Agreement, he and his beneficiary(ies) are entitled to no benefits under the Salary Continuation Agreement split dollar insurance policy. However, his beneficiary(ies) will be entitled to a death benefit under the Group Term Carve Out Plan.

Severance Arrangements with Current Executive Officers.    Before their merger of equals occurred on March 7, 2002, UNB Corp. and BancFirst Ohio Corp. agreed that officers’ severance arrangements should be changed after the merger to make the two companies’ severance arrangements more consistent with each other and to address post-merger circumstances. Section 7.7 of the September 5, 2001 Agreement of Merger and Plan of Reorganization demanded that the two companies’ separate severance arrangements be examined and reconciled after the merger, stating that, “Following the Closing Date, the Board of Directors of [Unizan] shall use its best efforts to resolve any material differences in terms and conditions of employment and compensation, including but not limited to benefits, if any, payable because of the occurrence of a Change of Control, taking into account that the merger is to be a merger-of-equals transaction that treats each party’s directors and executive officers who are similarly situated on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and does not discriminate in favor of or against directors and executives solely because they are directors or executives of one party and not the other. This shall be accomplished as soon as reasonably practicable without impairing vested rights or causing [Unizan] to implement short-term arrangements which are inconsistent with orderly development of a policy consistent with this Section 7.7.”

UNB Corp. Severance Arrangements Before the Merger of Equals.    The merger constituted a change in control under the Severance Agreements entered into by UNB Corp. with Messrs. Mann, Pennetti, and Dodds in 2001. Because the transaction constituted a change in control, each of those officers became conditionally entitled to a severance benefit. According to the terms of their May 8, 2001 Severance Agreements, the conditional severance entitlement would become payable to one of the officers if his employment terminated within three years after the March 7, 2002 change in control, whether termination of employment was involuntary but without cause or voluntary but with good reason. Severance benefits are not payable if termination occurs for cause. Likewise, severance benefits generally are not payable if employment termination occurs voluntarily but without good reason. The only exception is that severance would be payable for voluntary termination of employment with or without good reason if the voluntary termination occurred during a ninety day period beginning six months after the change in control, but as discussed below this exception was eliminated in 2002. The Severance Agreements define termination for “good reason” to include resignation in response to a reduction in responsibilities, authority, position, or compensation, or relocation to a new work location, and various other adverse changes in employment circumstances.

The conditional severance entitlement under the May 8, 2001 Severance Agreements includes a lump sum amount equal to 300% of the officer’s (a) base salary at the time of the change in control or at the time of employment termination, whichever amount is greater, plus (b) the average bonus or incentive compensation awarded for the three calendar years before the year in which the change in control occurred. The severance compensation is not discounted to present value. Second, the agreements also provide that the officers’ benefits under qualified and nonqualified benefit plans and arrangements become fully vested, and that the matching contribution and profit-sharing contribution that would have been made to a terminated officer’s 401(k) at year-end would be made at the time of the officer’s termination. Third, each officer would also receive continued life, health, and disability insurance coverage for up to thirty-six months after termination of employment. Fourth, the Severance Agreements also provide that up to $500,000 (adjusted for increases in the cost of living) of each officer’s legal expenses would be reimbursed by UNB Corp., or its successor, if UNB Corp. or the successor fails to comply with its Severance Agreement obligations or if UNB Corp., or its successor, challenges the validity of the agreement.

In addition to the four categories of severance-related benefits described above, each officer is also entitled to receive a so-called “gross-up” payment equal to the amount necessary to reimburse him for (a) any excise taxes imposed by sections 280G and 4999 of the Internal Revenue Code on the severance payments or other change in control benefits, plus (b) any taxes imposed on the excise tax reimbursement payment itself. According to section 280G of the Internal Revenue Code, a corporation may not deduct as ordinary compensation expense change in control payments if the sum of the payments exceeds a threshold amount. In general terms, the section 280G threshold amount is three times an officer’s average compensation over the preceding five years. That five-year average is the so-called “base amount.” The companion to section 280G is section 4999, which imposes a 20% excise tax on an executive receiving change in control benefits that exceed the section 280G limit. If the section 280G limit is exceeded, the 20% excise tax is imposed on every dollar over the executive’s “base amount,” and the corporation’s compensation expense deduction is forfeited for those same dollars. The calculation of a change in control payment does not include payments the executive receives in exchange for his or her vested rights, such as vested and exercisable stock options. But rights whose vesting or exercisability accelerates as a result of a change in control are included. Accordingly, the section 280G calculation includes the value of stock options that become vested on an accelerated basis because of a change in control.

BancFirst Ohio Corp.’s Severance Arrangements Before the Merger of Equals.    The merger constituted a change in control under the August 19, 1999 Executive Retention Plan of BancFirst Ohio Corp. as well. Officers participating in the Executive Retention Plan at the time of the March 7, 2002 merger included Gary N. Fields, James H. Nicholson, and Edward N. Cohn. According to the terms of the Executive Retention Plan, participating officers who remain in employment through a change in control are entitled to a severance benefit if their employment is terminated within twenty-four months after the change in control. For this purpose, termination includes an involuntary termination without cause. But events such as a reduction in base salary, a material reduction in fringe benefits, or a material breach by BancFirst Ohio Corp., or its successor, of any employment-related agreement with the officer are also defined as a “termination” under the Executive Retention Plan. Any of those events occurring within twenty-four months after a change in control could entitle a former BancFirst Ohio Corp. officer to a severance benefit under the Executive Retention Plan regardless of whether the officer’s employment actually terminates. Payable in a lump sum within five days after it becomes due, the severance benefit is the lesser of 200% of the officer’s annual base salary or the maximum amount that may be paid without incurring an excise tax under sections 280G or 4999 of the Internal Revenue Code.

Changed Post-Merger Severance Arrangements of Unizan Financial Corp.    As an inducement for BancFirst Ohio Corp. to enter into the September 5, 2001 Merger Agreement, Roger L. Mann and James J. Pennetti agreed to waive a portion of their rights under their Severance Agreements. Specifically, they agreed not to claim entitlement to severance benefits for a voluntary termination without good reason occurring during the ninety day period beginning six months after the March 7, 2002 merger. This waiver on the part of Messrs. Mann and Pennetti was memorialized in a February 8, 2002 amendment to their May 8, 2001 Severance Agreements.

Consistent with the requirement of section 7.7 of the Merger Agreement, shortly after the merger was completed Unizan undertook to examine and reconcile UNB Corp.’s and BancFirst Ohio Corp.’s separate severance arrangements, with the goal of making Unizan’s officers’ severance arrangements more uniform and with the goal of addressing other post-merger circumstances. Unizan officers who had been UNB Corp. officers had severance arrangements, the May 8, 2001 Severance Agreements, that were different in kind and in amount from the severance arrangements, the August 19, 1999 Executive Retention Plan, of those Unizan officers who had been BancFirst Ohio Corp. officers. At the regular meeting held on July 18, 2002, the board of directors approved amended Severance Agreements for four Unizan and Unizan Bank, National Association officers who had been officers of UNB Corp. or its bank subsidiary, including Messrs. Mann, Pennetti, and Dodds, and new Severance Agreements for five Unizan and Unizan Bank, National Association officers who had been officers of BancFirst Ohio Corp. or its bank subsidiary, including Messrs. Cohn and Nicholson. These nine more uniform Unizan Severance Agreements supersede and replace in their entirety the May 8, 2001 Severance Agreements and the August 19, 1999 Executive Retention Plan insofar as these nine officers are concerned, but preserve for a limited time the conditional severance entitlements that arose under those documents when the merger occurred on March 7, 2002.

Except for some differences discussed hereinafter, the nine Unizan Severance Agreements are largely identical. That is, the agreements provide the five categories of severance benefits stated in the original May 8, 2001 Severance Agreements: a lump sum multiple of salary and bonus calculated in the same way it is calculated in the May 8, 2001 agreements; vesting of benefits under qualified and nonqualified plans; continued life, health, and disability insurance coverage (for up to three years in the case of Messrs. Mann, Nicholson, and Pennetti and up to two years for the six other officers); legal expense reimbursement; and a tax gross-up payment (a 100% gross-up payment in the case of Messrs. Mann, Nicholson, and Pennetti, and an adjusted 50% gross-up payment in the case of other officers). The multiple of salary and bonus is three times salary and bonus in the case of Messrs. Mann, Nicholson, and Pennetti, and two times salary and bonus for the other officers. A tenth officer hired in October, 2002 has also entered into a Severance Agreement substantially identical to the Severance Agreement of the other Unizan officers. The severance benefits become payable if two conditions are satisfied:

(1) a change in control occurs during the agreement’s three-year term; and

(2) the executive is involuntarily terminated without cause during a certain period after the change in control or the executive voluntarily terminates employment for “good reason” within that period. The period is three years for Messrs. Mann, Nicholson, and Pennetti and two years for the other officers.

The term “change in control” can be defined in a variety of ways from one corporation to the next and from one plan or agreement to the next. Unchanged from the definition of “change in control” contained in the May 8, 2001 Severance Agreements, the uniform Unizan Severance Agreements provide that a change in control means that any of the following events occur:

•	Merger: Unizan merges into or consolidates with another corporation, or merges another corporation into Unizan, with the result in either case that less than a majority of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Unizan shareholders immediately before the merger or consolidation; or

•	Acquisition of Significant Share Ownership: a person or group of persons acting in concert becomes the beneficial owner of 15% or more of Unizan’s common stock (excluding shares held by a Unizan subsidiary in a fiduciary capacity); or

•	Change in Board Composition: during any period of two consecutive years, individuals who constituted Unizan’s board at the beginning of the two-year period (including directors later elected by the board, or later nominated by the board for election by shareholders, by a vote of at least two-thirds of the directors who were directors at the beginning of the period) cease for any reason to constitute a majority; or

•	Sale of Assets: Unizan sells to a third party substantially all of its assets, including a sale of Unizan Bank, National Association.

Unlike the May 8, 2001 agreements, none of the new Unizan Severance Agreements allows for payment of severance benefits to an officer who voluntarily terminates employment without good reason after a change in control. The May 8, 2001 agreements had allowed for severance benefits in the case of voluntary termination with or without good reason occurring during a ninety day period beginning six months after a change in control. Instead, severance benefits will be payable under the Unizan Severance Agreements if a change in control occurs and thereafter the officer (a) is terminated involuntarily but without cause or (b) terminates voluntarily but with good reason. The circumstances constituting “good reason” according to the uniform Unizan Severance Agreements are essentially the same as those defined as “good reason” by the original May 8, 2001 agreements but with the substantial reduction in the quality of administrative facilities and support added to the definition. That definition also includes a change in the executive’s position or office; an adverse change in the scope of the executive’s duties or compensation and benefits; an adverse change in the executive’s circumstances as defined in the Severance Agreements; the liquidation or merger of Unizan or Unizan Bank, National Association; the relocation of the executive; or a breach of the Severance Agreement. In the case of Mr. Mann only, the definition of “good reason” has been expanded to include a change in his reporting responsibilities such that he no longer reports directly to Unizan’s board of directors. Additionally, the tax gross-up benefit for six of the officers is a 50% gross-up payment, rather than a full 100% gross-up. Messrs. Mann and Pennetti will continue to be entitled to the full 100% gross-up benefit provided by their original May 8, 2001 Severance Agreement, and Mr. Nicholson’s new Severance Agreement also provides for a full 100% gross-up benefit. The 50% gross-up payment benefit payable to the other officers includes full reimbursement of the excise tax payable by the officer, but reimbursement of only 50% of the tax imposed on the reimbursement payment. Additionally, rather than annually extending for another year automatically unless the board of directors determines that the term of the Severance Agreement shall not be extended, the new Unizan Severance Agreements will annually extend for one additional year if and only if the board of directors affirmatively acts to extend the term.

For every officer except Mr. Dodds, the multiple of salary and bonus payable under the new Unizan Severance Agreement is the same as or somewhat greater than the multiple payable under the severance arrangement it replaces. In the case of Mr. Dodds only, the multiple is reduced from three times salary and bonus to two times salary and bonus. In consideration of Mr. Dodds’s acceptance of the revised severance arrangement represented by his amended Unizan Severance Agreement, in August 2002, Unizan paid Mr. Dodds cash in a lump sum equal to the sum of his current salary and the average of his bonuses over the three preceding calendar years, or $190,325. For the five officers who had been BancFirst Ohio Corp. officers, the multiple of salary and bonus payable under the Unizan Severance Agreements is superior to the multiple payable under the August 19, 1999 Executive Retention Plan. The Executive Retention Plan multiple could never exceed two times salary, without consideration of bonuses, and it could be less if the Internal Revenue Code section 280G threshold would otherwise be exceeded.

When the March 7, 2002 merger occurred, one of the two conditions of the May 8, 2001 Severance Agreements and the August 19, 1999 Executive Retention Plan for entitlement to severance benefits was satisfied, creating what can be considered fixed but conditional contract rights for the nine affected officers. The condition not satisfied is termination within three years after March 7, 2002 in the case of the Severance Agreements, or two years thereafter in the case of the Executive Retention Plan. Preserving that fixed but conditional contract entitlement, the uniform Unizan Severance Agreements provide that if the second condition (termination) is satisfied on or before March 7, 2005 in the case of officers who had been UNB Corp. or subsidiary officers or on or before March 7, 2004 in the case of former BancFirst Ohio Corp. or subsidiary officers, the affected officer will receive benefits equal to what he would have received under the original Severance Agreement or under the Executive Retention Plan even if another change in control does not occur. A consequence of this to Mr. Dodds is that his tax gross-up payment would be a 100% gross-up rather than a 50% gross-up. A consequence of this to Mr. Nicholson and Mr. Cohn is that their severance could not exceed two times their salary and could be less because of section 280G, rather than three times salary and bonus with a tax gross-up payment. But if the second condition is satisfied after those dates, or if another change in control intervenes, severance benefits (if any) will be determined under the new uniform Unizan Severance Agreements without reference to the May 8, 2001 Severance Agreements or the Executive Retention Plan. Mr. Dodds separately agreed to a reduction in his severance multiple from three times salary and bonus to two times, and that would not be affected by termination of Mr. Dodds before or after March 7, 2005, or before or after an intervening change in control. Similarly, although the fixed, but conditional, severance entitlements are preserved to some extent by the uniform Unizan Severance Agreements, the original agreements’ provision allowing severance benefits for voluntary termination without good reason during a ninety day period six months after a change in control has been eliminated entirely.

Mr. Fields has not entered into a Severance Agreement with Unizan. Accordingly, if his employment terminates on or before March 7, 2004, his severance benefits will be limited to benefits provided by the terms of the August 19, 1999 Executive Retention Plan, if any. For a termination after March 7, 2004, Mr. Fields will not be entitled to claim severance benefits under the Executive Retention Plan, which has been assumed by Unizan but discontinued.

Salary Continuation Agreements.    Just as the May 8, 2001 Severance Agreements were amended to eliminate the possibility of benefits for voluntary termination without good reason during a ninety day period six months after a change in control, the May 1, 2001 Salary Continuation Agreements of Messrs. Mann, Pennetti, and Dodds have been amended to provide that the accelerated change in control benefit will be payable if, and only if, employment termination occurs involuntarily but without cause or voluntarily but with good reason (a) on or before March 7, 2005, or (b) within three years after a change in control (two years in the case of Mr. Dodds alone). Accordingly, the right to claim an accelerated change in control benefit in the case of voluntary termination without good reason has been eliminated. But, if an officer terminates voluntarily without good reason, whether before or after a change in control, although he will not receive an accelerated change in control benefit under the Salary Continuation Agreement, he might be entitled to a reduced annual early termination benefit, provided he satisfies the vesting requirement (thirty years of service or age fifty-five, whichever occurs first).

The Salary Continuation Agreements reiterate that the executive will be entitled to a tax gross-up payment if his combined change in control benefits exceed the Internal Revenue Code section 280G threshold. This tax gross-up payment obligation is the same obligation stated in the Severance Agreement. It does not represent an obligation to make an additional tax gross-up payment. Similar to his amended Unizan Severance Agreement, Mr. Dodds’ amended Salary Continuation Agreement provides for an adjusted 50% gross-up payment, rather than 100%, if his employment terminates after March 7, 2005, or after an intervening change in control. Lastly, the Salary Continuation Agreements provide for reimbursement of up to $500,000 of legal expenses (adjusted for increases in the cost of living) for each of Messrs. Mann, Pennetti, and Dodds if Unizan, or its successor, fails to comply with the Salary Continuation Agreement obligations after a change in control or if Unizan, or its successor, challenges the validity of the agreements after a change in control. In contrast to the gross-up payment obligation, this legal expense reimbursement obligation is in addition to the similar legal expense reimbursement obligation stated in the Severance Agreements.

Compensation and Pension Committee Interlocks and Insider Participation.    One of six members of the Compensation and Pension Committee, Director E. Lang D’Atri is a partner in the law firm Zollinger, D’Atri, Gruber, Thomas & Co. In the ordinary course of business, Unizan and Unizan Bank, National Association have retained the legal services of this firm in the past and may retain its services in the future. Neither Director D’Atri nor any member of his firm performed any legal services for Unizan or its subsidiaries in 2002.

Compensation and Pension Committee Report

The Compensation and Pension Committee of the board of directors has furnished the following report on executive compensation. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Unizan Financial Corp. (the Company) specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation and Pension Committee of the board of directors is composed entirely of non-employee directors. Other than Mr. D’Atri, as described above under Compensation and Pension Committee Interlocks and Insider Participation, no member has any direct or indirect material interest in or relationship with Unizan except his stock ownership and position as a director.

Compensation Philosophy.    The goals of the compensation program are to align compensation with business objectives and performance, and to enable Unizan to attract, retain, and reward executive officers whose contributions are critical to the long-term success of Unizan. Unizan is committed to maintaining a competitive pay program that helps attract and retain experienced, highly effective personnel. Historically, to ensure that pay is competitive, Unizan has compared its pay practices with those of other comparable midwest high-performing financial services organizations and has set its pay parameters based on this review. The banks surveyed were selected by the Compensation and Pension Committee as a peer group solely for the purposes of determining compensation levels.

Generally, the named executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as earnings, return on assets, return on equity and strategic initiatives. None of the factors included in Unizan’s strategic and business goals is assigned a specific weight. Instead, the Compensation and Pension Committee recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions. Individual performance is evaluated by reviewing organizational and management development progress and the degree to which teamwork and Unizan’s values are fostered.

Compensation Vehicles.    Unizan’s total compensation plan for the Chief Executive Officer and the other named executive officers consists of a base salary, plus a cash bonus and a stock option bonus, both of which are based on the achievement of the earnings per share goal for 2002. Unizan believes that having such a compensation program allows it to attract and to retain key officers and permits it to provide useful products and services to its customers, enhance shareholder value, encourage innovation, foster teamwork and adequately reward these officers.

The Compensation and Pension Committee is directly responsible for the compensation plan for Messrs. Mann, Nicholson, and Pennetti and for the administration of that plan. Mr. Mann is responsible for the compensation plans for the other named executive officers, for the administration of those plans, and for the establishment of the named executive officers’ targeted compensation levels and compensation goals.

Based upon a survey of the cash and equity components of compensation for comparable positions in the market, the Compensation and Pension Committee determined that its compensation goals for 2002 were to provide 50% of targeted compensation in the form of salary, 25% of targeted compensation in the form of bonus, and 25% of targeted compensation in the form of stock options for Messrs. Mann, Nicholson, and Pennetti. The Compensation and Pension Committee will determine the percentage make-up of the total targeted compensation package annually.

Salary:    The Chief Executive Officer and the other named executive officers of Unizan receive no compensation from Unizan Financial Corp., but are paid by Unizan Bank, National Association for services rendered in their capacities as executive officers of Unizan Bank, National Association. Generally, the Compensation and Pension Committee reviews and recommends to the board of directors the salaries for the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Unizan Financial Corp. The Chief Executive Officer of Unizan establishes the salaries of the other named executive officers. The Chief Executive Officer’s salary and the salaries of the other named executive officers are based on a subjective performance review of each officer and the performance of his area of responsibility. The salaries for the Chief Executive Officer and the other named executive officers do not relate directly to specific Company performance goals or any other targeted performance factors.

Cash Bonus:    For 2002, the Compensation and Pension Committee set forth criteria for the 2002 bonus plan for Messrs. Mann, Nicholson, and Pennetti. To be eligible to receive bonus payments under the plan, Unizan was required to meet its earnings per share target for 2002. For achievement of this after-tax net income per share target, Messrs. Mann, Nicholson, and Pennetti would be paid 50% of their respective base salaries as a cash bonus. For achievement of less than 100% of the target, but at least 95% of the target, these officers would be paid 30% of their respective base salaries. There is no payment of a cash bonus for achievement of less than 95% of the target. The plan also provides for a reduction in any earned bonuses (both the cash bonus and stock options) if certain enumerated adverse events occur during the year. No such events occurred in 2002.

For 2002, Unizan Financial Corp. achieved 98% of its net income per share target. Messrs. Mann, Nicholson, and Pennetti thus received 30% of their respective base salaries in cash bonuses. Mr. Mann’s cash bonus was $126,525; Mr. Nicholson’s was $69,000; and Mr. Pennetti’s was $67,500.

Stock Options:    The awarding of stock options, as part of a comprehensive and competitive compensation plan, provides additional incentives for the Chief Executive Officer and the named executive officers to work to maximize shareholder value. This also benefits the Company and its shareholders by enabling the Company and its subsidiaries to attract and retain a strong management team. This is a long-term incentive compensation plan designed to provide a competitive incentive and reward program for the participants who remain with the Company or its subsidiaries on a long-term basis. The plan uses vesting periods to encourage its executive officers to continue in the employment of Unizan and thereby acts as a retention device. Unizan also believes that the program encourages its officers to maintain a long-term perspective for the Company. The 1997 Stock Option Plan is administered by the Compensation and Pension Committee.

For 2002, the Compensation and Pension Committee set forth the same criterion for the stock option plan as was set for the cash bonus plan. To be eligible to receive stock options under the plan, Unizan was required to meet its earnings per share target. For achievement of this target, Messrs. Mann, Nicholson, and Pennetti would be awarded non-qualified stock options, which value would be equal to 50% of their respective base salaries. For achievement of less than 100% of the target, but at least 95% of the target, these officers would be awarded non-qualified stock options, which value would be equal to 30% of their respective base salaries. There are no stock option awards for achievement of less than 95% of the target.

Since Unizan achieved 98% of its net income target in 2002, Messrs. Mann, Nicholson, and Pennetti will be awarded non-qualified stock options, which value will be equal to 30% of their base salaries. Mr. Mann will receive approximately 23,258 stock options ($126,525 of value); Mr. Nicholson will receive approximately 12,684 stock options ($69,000 of value); and Mr. Pennetti will receive approximately 12,408 stock options ($67,500 of value). These awards will be made after April 29, 2003, if the proposed amendment to the 1997

Stock Option Plan to increase by 1,800,000 the number of shares authorized for issuance under the plan is approved by the shareholders.

During 2002, no recommendation of the Compensation and Pension Committee regarding the Chief Executive Officer’s compensation, or any other named executive officers’ compensation, was in any material way modified or rejected by the board of directors of Unizan Financial Corp. or Unizan Bank, National Association.

Internal Revenue Code Limitation.    The Committee believes it is in the shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. The Committee recognizes that section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation exceeding $1 million paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts from the deduction limit qualifying performance-based compensation such as stock options if certain requirements are met.

As a general rule, it has been the board of directors’ and the Committee’s policy to take into account tax and financial accounting considerations in connection with the granting of options or other forms of grants and awards under the 1997 Stock Option Plan. Assuming shareholders approve the increased shares proposed for reservation under the 1997 Stock Option Plan, it will continue to be the board of directors’ and the Committee’s policy to take into account tax and financial accounting considerations in connection with the granting of options and awards. Accordingly, the board of directors, through its Compensation and Pension Committee (in the case of stock option grants and other awards to executive officers), does not expect that stock option grants will be made that would exceed the limit on deductibility established by Section 162(m) to the Internal Revenue Code, the effect of which is generally to eliminate the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, such as the executive officers identified in the “Summary Compensation Table.” Section 162(m) applies to all remuneration (both cash and non-cash) that would otherwise be deductible for tax years, unless expressly excluded. Although the Committee reserves the right to make grants and awards under the 1997 Stock Option Plan under circumstances in which the compensation component thereof would not be fully deductible for federal income tax purposes, it is not currently expected that they would do so. Moreover, because remuneration is not expected to exceed $1 million for any employee, the Committee’s current view is that compensation intended to satisfy the requirements for deductibility under section 162(m) actually will be deductible. Therefore, compensation should not be affected by the qualifying compensation regulations.

Louis V. Bockius III, Chairman

E. Lang D’Atri

Russell W. Maier

William F. Randles

William T. Stewart

John W. Straker, Jr.

Five-year Shareholder Return Comparison.    The graph below compares the cumulative total shareholder return on Unizan common stock to the cumulative total return of the S&P 500 Stock Index and the Dow Jones Bank Index. The graph assumes a reinvestment of dividends and a $100 initial investment on December 31, 1997 in Unizan, the S&P 500 Stock Index, and the Dow Jones Bank Index.

COMPARISON OF THE CUMULATIVE TOTAL RETURN

OF

UNIZAN FINANCIAL CORP.,

THE DOW JONES BANK INDEX,

AND THE S&P 500 STOCK INDEX

FROM DECEMBER 31, 1997 TO DECEMBER 31, 2002

(1)	Based on quarterly dividends and quarterly closing stock prices. Unizan is not among the companies included in the S&P 500 Stock Index. The Dow Jones Bank Index is a market-weighted index that includes one hundred and six commercial bank holding companies. Unizan is not included in the Dow Jones Bank Index.

Transactions with Management and Related Parties.    Some of the directors and officers of Unizan, and the companies with which they are associated, were customers of Unizan Bank, National Association, had banking transactions with Unizan Bank, National Association in the ordinary course of business during 2002, and expect to have such banking transactions in the future. All loans and commitments for loans included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management, did not involve more than normal risk of collectibility, or present other unfavorable features. The aggregate amount of such loans and commitments outstanding at December 31, 2002, was $36,497,000, or 12% of Unizan’s equity at December 31, 2002.

Director E. Lang D’Atri is a partner in the law firm Zollinger, D’Atri, Gruber, Thomas & Co. In the ordinary course of business, Unizan and Unizan Bank, National Association have retained the legal services of this firm in the past and may retain its services in the future. Neither Director D’Atri nor his firm performed any legal services for Unizan or its subsidiaries in 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

During the fiscal year ended December 31, 2002, no director or officer of Unizan required to file reports of beneficial ownership under Section 16(a) of the Securities Exchange Act of 1934 failed to file beneficial ownership reports or failed to file reports in a timely manner except Messrs. Bockius, D’Atri, Dodds, Doyle, Maier, Mann, Pennetti, Schneider, Smart and Sweeney who each failed to file one Form 4 in a timely manner.

Audit Committee and Independent Auditors

Audit Committee Independence.    Unizan believes that none of the directors who serve on the Audit Committee have a relationship with Unizan or its subsidiaries which would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. None of them is, or has for the past three years been, an employee of Unizan or its subsidiaries, and no immediate family members of any of them is, or has for the past three years been, an executive officer of Unizan or its subsidiaries. Although certain of the directors and their affiliates are indebted to the bank for credit extended in the ordinary course of business, payments made by them to Unizan or its subsidiaries in the past three years have not in any of those years exceeded the greater of 5% of the affiliates’ revenues or $200,000. In the opinion of Unizan’s board, the directors who serve on the Audit Committee are “independent directors,” as that term is defined in Rule 4200(a)(15) of the rules of the National Association of Securities Dealers, Inc. (NASD).

According to Article II, section 8 of Unizan’s amended Code of Regulations, the Audit Committee must consist of at least four members, none of whom is an employee of Unizan or a subsidiary. According to the Audit Committee Charter adopted in February, 2001 and amended on December 19, 2002, members of the committee must (a) be independent of management and free from any personal or professional relationship that would interfere with their independent judgment as committee members, and (b) have a working familiarity with basic financial and accounting practices. At least one member of the Audit Committee must be a financial expert. Although the amended Audit Committee Charter does not define the term “financial expert”, the Committee uses the same definition of “financial expert” as contained in recently adopted SEC rules. Under that definition, the Audit Committee’s financial expert is Dr. Karl C. Saunders, M.D., MBA, F.A.C.S. This was determined and approved by the board of directors of Unizan. A copy of the amended Audit Committee Charter is attached to this proxy statement as Appendix A. Unizan believes that the composition of its Audit Committee satisfies the requirements of NASD rules, Unizan’s amended Code of Regulations, and the amended Audit Committee Charter. The Securities and Exchange Commission and Nasdaq have recently amended their rules governing disclosure of audit committee members’ independence and financial expertise and listing standards. Like other public companies, Unizan is in the process of examining this enhanced disclosure and listing standards to determine what changes, if any, will be necessary in the composition of the Audit Committee or in the amended Audit Committee Charter.

Audit Committee Report.    The report of the Audit Committee that follows was approved and adopted by the Audit Committee on February 20, 2003:

The Audit Committee has reviewed and discussed the audited financial statements for the year-ended December 31, 2002, and has discussed the audited financial statements with management. The committee has discussed with Unizan’s independent auditors the matters required by Statement on Auditing Standards No. 61, has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountants their independence. Based on its review and discussions with the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements be included in Unizan’s Annual Report on Form 10-K for the fiscal year-ended December 31, 2002 for filing with the Securities and Exchange Commission.

Auditor Fees.    Fees paid to Crowe, Chizek and Company LLP for services provided for the fiscal year-ended December 31, 2002, consisted of:

Audit Fees: $127,000

Financial Information Systems Design and Implementation Fees: $-0-

All Other Fees: $157,438

Audit fees are fees billed for the audit of Unizan’s financial statements and for the required quarterly reviews of those statements. Financial Information Systems Design and Implementation fees are fees billed for financial information systems design work and implementation services rendered as part of that work for the most recent fiscal year. All other fees include payment for any other types of services provided.

To the best of Unizan’s knowledge, none of the time expended by Crowe, Chizek and Company LLP on its engagement to audit Unizan’s financial statements for the year ended December 31, 2002 is attributable to work performed by persons other than full-time, permanent employees of Crowe, Chizek and Company LLP.

The Audit Committee believes that the non-audit services provided by Crowe, Chizek and Company LLP are compatible with maintaining the auditor’s independence.

Karl C. Saunders, Chairman

Philip E. Burke

Marc L. Schneider

George M. Smart

John W. Straker, Jr.

Independent Auditors.    Crowe, Chizek and Company LLP served as independent public accountants for the purposes of auditing Unizan’s annual consolidated financial statements, reviews of quarterly financial statements, and preparation of consolidated tax returns. The appointment of independent public accountants is approved annually by the board of directors, based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated fees for professional services for the coming year. On January 23, 2003, the board of directors authorized the engagement of Crowe, Chizek and Company LLP as independent public accountants for the year 2003.

One or more representatives of Crowe, Chizek and Company LLP will attend the 2003 Annual Meeting and will have the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

SECOND PROPOSAL: AMENDMENT OF THE 1997 STOCK OPTION PLAN TO INCREASE BY 1,800,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN

We Seek Shareholder Approval to Increase the Number of Shares Authorized for Issuance under the 1997 Stock Option Plan.    We propose that the maximum number of shares of Unizan common stock issuable under the 1997 Stock Option Plan be increased by 1,800,000 shares to support future stock option grants. We propose to amend the first sentence of section 5.1(c) of the plan to state as follows:

“Subject to adjustments pursuant to the provisions of Section 9.3 hereof, the aggregate number of shares with respect to which Options may be granted during the term of the Plan shall be 2,800,000 shares of Company Stock.”

Except as specifically provided in this second proposal, the 1997 Stock Option Plan will remain in effect without change. A copy of the 1997 Stock Option Plan, as amended to date, is attached to this proxy statement as Appendix B.

The shares available for the grant of options under the plan have been depleted over the years, so we seek to ensure that an ample reserve of shares exists for the remaining five years in which options may be granted under the 1997 Stock Option Plan. Unizan also has a larger number of officers, directors and employees eligible to receive options under the plan than UNB Corp. did prior to the merger with BancFirst Ohio Corp.

What is the Stock Option Plan’s Purpose?    Approved by shareholders at the 1997 Annual Meeting, the 1997 Stock Option Plan’s purpose is to advance Unizan’s interests by giving key employees and directors additional incentive to promote Unizan’s success and to remain in Unizan’s service. The plan gives these persons the opportunity to acquire additional equity interest in Unizan, aligning their interests with those of other shareholders. Additionally, the stock option plan enables Unizan to offer an incentive compensation program to key employees of potential acquisition candidates, promoting Unizan’s long-term growth.

What Kinds of Option Awards May Be Made under the Stock Option Plan?    The plan provides for the award of Incentive Stock Options (ISO’s) qualifying for favored tax treatment under section 422 of the Internal Revenue Code of 1986, as well as Nonqualified Stock Options (NQSO’s). When an ISO is exercised, the holder recognizes no taxable income, and Unizan can claim no compensation expense deduction. NQSO’s are options that are not entitled to favored tax treatment under the Internal Revenue Code. When an NQSO is exercised, the holder recognizes taxable income on the difference between the price paid for the shares acquired by exercising the option and the fair market value of the shares purchased, and Unizan is entitled to a compensation expense deduction. Because the exercise price of options granted under the plan is the fair market value of Unizan common stock on the date of grant, there are no federal tax consequences to the recipient of the option or to Unizan when an option is granted. The stock option plan also allows for the award of stock appreciation rights (SAR’s) in tandem with an option. If the option holder exercises the tandem SAR, he or she will receive cash equal to the excess of the fair market value of a share of Unizan common stock on the exercise date over the fair market value of a share of Unizan common stock on the date the SAR was granted, multiplied by the number of SAR’s exercised. No SAR’s were outstanding on December 31, 2002.

Who Is Eligible to Receive Awards Under the Stock Option Plan?    Officers, directors and employees of Unizan, Unizan Bank, National Association and other Unizan subsidiaries are eligible for awards. The committee administering the plan determines the persons to whom awards are made, but directors who are not employees of Unizan or Unizan Bank, National Association are entitled to automatic option grants. Persons eligible for awards under the plan include approximately eighteen directors and approximately eighty officers of Unizan and Unizan Bank, National Association, including the named executive officers.

Who Administers the Stock Option Plan?    The committee administering the plan consists of directors who are not employees of Unizan or Unizan Bank, National Association. Within plan limits, the committee has sole discretion and authority to determine the number of shares acquirable by exercise of an option, the term of the option, the option exercise price, and whether the option shall be an ISO or an NQSO.

What Are the Basic Terms of Options Granted Under the Plan?    According to the plan, no option may have a term exceeding ten years, the exercise price of an option may not be less than the fair market value of Unizan common stock on the date the option is granted, and no options may be granted after February 28, 2007. Special rules apply to ISO’s. An ISO may be granted to employees only. In the case of ISO’s granted to any person who owns more than 10% of Unizan’s stock, the term of the options may not exceed five years, and the option exercise price must be at least 110% of the fair market value of Unizan’s stock on the date the option is granted. Currently, no person owns more than 10% of Unizan’s common stock. In addition, the aggregate fair market value, determined at the time of the ISO grant, of Unizan common stock for which ISO’s are exercisable for the first time under the terms of the plan during any calendar year cannot exceed $100,000.

Options generally become vested and exercisable over a five-year period in equal annual increments, the first 20% becoming vested and exercisable one year after the date the option is granted. For any option grant exceeding 5,000 shares, the committee administering the plan is entitled to determine the vesting schedule. The vesting schedule of outstanding options can also be reduced by the committee. But all options become fully vested and exercisable when the option holder reaches age sixty-two, or dies, or becomes disabled. Likewise, options become fully vested and exercisable if more than 30% of Unizan’s common stock is acquired in a tender offer, or if shareholders approve a merger in which Unizan is not the surviving entity, or if shareholders approve a merger in which Unizan is the surviving entity but more than 25% of Unizan’s shares are transferred.

An exercisable option may be exercised in whole or in part. Options may be exercised by payment of the exercise price in cash or by delivering shares of Unizan common stock having a fair market value equal to the exercise price. The committee administering the option plan has allowed options to be exercised using a cashless exercise procedure. The net effect of a cashless exercise is that, without delivering cash or shares of Unizan common stock already owned, the option holder receives the Unizan common stock acquireable under his or her option, less a number of Unizan shares whose aggregate fair market value equals the exercise price. Section 402 of the Sarbanes-Oxley Act of 2002, which became law on July 29, 2002, declares that it is illegal for a public company “to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof).” Currently, executive officers and directors are prohibited from using this cashless exercise procedure to exercise their stock options.

Options generally are not transferable during an option holder’s lifetime, but a stock option agreement may allow for limited transfers of NQSO’s and transfers of NQSO’s to family members. An option holder generally has ninety days to exercise unexpired options after terminating service, unless termination of service is a result of death, disability, or retirement after reaching age sixty-five. NQSO’s of an option holder whose service terminates because of death or disability terminate no later than one year after the date of the option holder’s death or termination due to disability. ISO’s are forfeited if not exercised within three months after service terminates, or one year if termination is due to disability.

How Many Options to Acquire Unizan Common Stock Are Outstanding and How Many More Options May Be Granted?    As adjusted for stock splits and stock dividends since 1997, a total of one million shares of Unizan common stock have been reserved for issuance upon exercise of stock options granted under the 1997 Stock Option Plan. Options to purchase an aggregate of 766,574 shares of Unizan common stock are outstanding. Options to acquire no more than 97,334 shares of Unizan common stock remain available for future grants under the plan. But shares subject to options that expire unexercised or that are terminated or cancelled will also become available for subsequent option grants.

Since the stock option plan became effective in 1997, 930,111 shares are or have been reserved for issuance under stock options granted through March 3, 2003. Of those shares, 136,092 have been acquired by option exercises. Shares subject to options that expire unexercised or that are terminated or cancelled become available for additional option grants. Options to acquire 27,445 shares have expired unexercised or have been terminated or cancelled since the plan became effective in 1997. Of the total 930,111 shares:

•	Unizan’s current executive officers as a group (ten people) have received options to acquire an aggregate of 423,873 shares;

•	directors of Unizan or Unizan Bank, National Association who are not employees of Unizan or Unizan Bank, National Association, (twenty-seven people) have received options to acquire an aggregate of 110,600 shares;

•	the six director nominees for the Class I term ending at the 2006 Annual Meeting have received options to acquire an aggregate of 27,800 shares;

•	persons who have received 5% or more of the total option grants under the 1997 Stock Option Plan (five people, Messrs. Mann, Pennetti, Doyle, Sweeney and Dodds) have received options to acquire an aggregate of 539,378 shares; and

•	all employees of Unizan or Unizan Bank, National Association as a group (fifty-two people), including officers who are not executive officers of Unizan or Unizan Bank, National Association, have received options to acquire an aggregate of 819,511 shares.

The following table shows the number of shares of Unizan common stock as of March 3, 2003 that may be acquired by exercise of options, including options issued under the 1987 Stock Option and Performance Unit

Plan and the 1997 Stock Option Plan, both of which were approved by Unizan shareholders. The table also reflects options originally issued by BancFirst Ohio Corp. under its 1997 Omnibus Stock Incentive Plan, which were converted as a result of the merger into options to acquire Unizan common stock. The BancFirst Ohio Corp. option plan was also approved by its shareholders, and conversion of options to acquire BancFirst Ohio Corp. common stock into options to acquire Unizan common stock occurred automatically under the terms of the March 7, 2002 merger, which was also approved by shareholders of Unizan and by shareholders of BancFirst Ohio Corp. These are the only arrangements, or “equity compensation plans,” of Unizan which provide for the issuance of Unizan common stock by exercise of options, warrants, or rights.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders:
All plans, including the 1997 Stock Option Plan(1) The 1997 Stock Option Plan only	1,482,750 766,574	$ $	16.37 16.25	97,334 97,334	(2) (2)

Equity compensation plans not approved by security holders	-0-		$ -0-	-0-
Total	1,482,750		$16.37	97,334	(2)

(1)	Includes options originally issued by BancFirst Ohio Corp. under its 1997 Omnibus Stock Incentive Plan, of which 627,053 were outstanding as of March 3, 2003, with a weighted-average exercise price of $17.11 per share. No additional option grants can be made under the BancFirst Ohio Corp. plan.

(2)	Does not take into account the 1,800,000 additional shares to be reserved for issuance under the 1997 Stock Option Plan if the proposal to increase the number of shares reserved for issuance is approved.

Traded on the Nasdaq National Market under the symbol “UNIZ”, the closing price of Unizan common stock on March 3, 2003 was $19.50 per share.

How May the Stock Option Plan Be Amended?    Amendment of the plan is governed by Article VIII. The board of directors generally has authority to amend any or all provisions of the plan. However, approval of shareholders representing a majority of Unizan’s common stock is necessary to:

•	increase the total number of shares reserved for issuance under stock options, unless the increase arises under section 9.4’s antidilution provisions as a result, for example, of a stock split, stock dividend, recapitalization and the like. The original number of shares reserved for issuance under the plan in 1997 was 500,000, but that number has increased to 1,000,000 as a result of stock splits and stock dividends;

•	withdraw the stock option plan committee’s right to administer the plan;

•	change the terms in section 6.4 under which an option may be exercised;

•	change the requirement in section 6.2 of the plan that the exercise price of options be no less than the fair market value of Unizan common stock on the date the option is granted; or

•	change, without the consent of an option holder, the terms of his or her option award.

Other Recent Amendments of the 1997 Stock Option Plan.    On March 21, 2002, the board of directors amended clauses (1), (2), (3), and (4) of section 5.1(b) of the stock option plan. The amendment increases the number of shares subject to automatic option grants to directors. As amended, each director who is not an employee of Unizan or Unizan Bank, National Association is entitled to receive a single grant of options to acquire 2,000 shares of Unizan’s common stock. This automatic grant is made on March 1, to any non-employee director who has not already received an automatic grant of options. Thereafter, directors who have received the automatic grant of options to acquire 2,000 shares are entitled to receive on March 1 of each year additional options to acquire 1,000 shares of Unizan’s common stock. Identical grants are made to directors of Unizan Bank, National Association who are neither directors of Unizan nor employees of Unizan or Unizan Bank, National Association.

On December 19, 2002, the board of directors also amended section 9.3(c) of the stock option plan. Rather than requiring that a holder of NQSO’s forfeit his or her stock options if the options are not exercised within three years after the option holder terminates service after reaching age sixty-five, as amended, section 9.3(c) allows a retiring NQSO holder to exercise the option at any time within the original term of the option, which may be a period up to ten years. The amendment merely affects those employees who retire after age sixty-five with unexercised stock options, in some cases allowing them more time to exercise unexpired NQSO’s.

References in the 1997 Stock Option Plan to UNB Corp. and United National Bank & Trust Co. have also been changed to reflect the name changes that occurred as a result of the March 7, 2002 merger.

The board recommends that shareholders vote “FOR” increasing by 1,800,000 the number of shares authorized for issuance under the 1997 Stock Option Plan.

SHAREHOLDER PROPOSALS

Solicited on behalf of the board of directors, the proxy solicited hereby confers discretionary authority to vote on any matters that properly come before the Annual Meeting or any adjournments thereof. If any matter not set forth in the Notice of Annual Meeting of Shareholders is properly presented at the 2003 Annual Meeting, the persons named as proxies will vote thereon in accordance with their best judgment.

Shareholders desiring to submit proposals for inclusion in Unizan’s proxy materials for the 2004 Annual Meeting must submit the proposals to Unizan at its executive offices no later than October 15, 2003. Unizan will not be required to include in its proxy statement or form of proxy for the 2004 Annual Meeting a shareholder proposal that is received after that date or that otherwise fails to meet requirements for shareholder proposals established by Securities and Exchange Commission regulations. Proposals should be sent by certified mail, return receipt requested, to James J. Pennetti, Corporate Secretary, Unizan Financial Corp., P.O. Box 24190, Canton, Ohio, 44701.

If a shareholder intends to present a proposal at the 2004 Annual Meeting without seeking to include the proposal in Unizan’s proxy materials for that meeting, the shareholder must give advance notice to Unizan. The shareholder must give notice at least 45 days before the date in 2004 corresponding to the mailing date of this proxy statement for the 2003 Annual Meeting. This proxy statement is being mailed to shareholders on or about March 14, 2003. Accordingly, a shareholder who desires to present a proposal at the 2004 Annual Meeting, without seeking to include the proposal in Unizan’s proxy materials for that meeting, should provide notice of the proposal to Unizan no later than January 29, 2004. If the shareholder fails to do so, Unizan’s proxies for the 2004 Annual Meeting will be entitled to use their discretionary voting authority on that proposal, without any discussion of the matter in Unizan’s proxy materials.

MISCELLANEOUS

Other Business.    The board is not aware of any business to come before the Annual Meeting other than those matters described in this proxy statement. However, if any other matters properly come before the Annual

Meeting, for example matters relating to the conduct of the Annual Meeting, proxies in the accompanying form will be voted in accordance with the judgment of the person or persons voting the proxies.

Costs of Solicitation.    In addition to solicitation of proxies by mail, directors, officers, and employees may solicit proxies personally or by telephone without receiving additional compensation. Costs of solicitation will be borne by Unizan. Unizan will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them to send proxy materials to the beneficial owners of Unizan common stock.

Availability of Unizan’s Annual Report for the Year-ended December 31, 2002.    Unizan’s Annual Report to Shareholders has been mailed to all persons who were shareholders as of the close of business on March 3, 2003. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to Unizan’s Secretary. The Annual Report is not part of these proxy soliciting materials and is not incorporated in this proxy statement by reference.

A copy of Unizan’s Form 10-K Annual Report for the fiscal year-ended December 31, 2002, as filed with the Securities and Exchange Commission, but without exhibits, will be furnished without charge to all persons who were shareholders as of the close of business on March 3, 2003, and who submit a written request for a copy to James J. Pennetti, Secretary, Unizan Financial Corp., P.O. Box 24190, Canton, Ohio, 44701.

Householding.    If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one Annual Report and proxy statement to your address. Known as “householding,” this practice reduces Unizan’s printing and postage costs. However, if you wish to receive a separate Annual Report or proxy statement in the future, you should contact your broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting your broker or other holder of record. Shareholders who share an address to which a single Annual Report or proxy statement is delivered may, orally or in writing, request a separate copy of the Annual Report or proxy statement. Unizan will deliver the separate Annual Report or proxy statement promptly at your request.

We urge you to sign and return the enclosed proxy card as promptly as possible, regardless of whether you plan to attend the 2003 Annual Meeting in person. If you do attend the meeting, you may withdraw your proxy and cast your vote in person.

APPENDIX A

Unizan Financial Corp.

Audit Committee Charter

I.  PURPOSE:    One committee of the board of directors will be known as the audit committee. The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal control which management and the board of directors have established, and all audit processes. The audit committee’s primary duties and responsibilities are to:

❑	Provide an open avenue of communication among management, the internal auditors, the independent accountants and the board of directors.

❑	Serve as an independent and objective party to monitor the corporation’s financial reporting process and internal control system.

❑	Review and appraise the audit efforts of the corporation’s independent accountants and internal auditing department.

The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION:    The audit committee shall be comprised of five or more directors as determined by the board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the board, would interfere with the exercise of his or her independent judgment as a member of the committee. An independent director may not be associated with a major vendor to, or customer of, the company. All members of the committee shall have a working familiarity with basic finance and accounting practices. The committee will include at least one financial expert on the audit committee; otherwise, the committee will disclose that a financial expert is not on the audit committee.

III.  MEETINGS:    The committee will meet at least four times each year and more frequently if circumstances make that preferable. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. The committee may ask members of management or others to attend the meeting and is authorized to receive any and all pertinent information from management as determined by the committee. The committee will meet with the director of internal audit, the independent accountant and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the audit committee.

IV.  RESPONSIBILITIES AND DUTIES:    To fulfill its responsibilities and duties the audit committee shall:

General

❑	The audit committee will report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

❑	The audit committee has the power to conduct or authorize investigations into matters within the committee’s scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation.

❑	The committee will do whatever else the law, the company’s charter or bylaws or the board of directors may require or direct.

❑	The committee will ensure that prompt payment procedures exist for amounts owed to an audit firm, independent counsel, accountants, or other advisors it retains.

❑	The committee will develop and maintain procedures for reacting to complaints received from employees on accounting and auditing matters.

Responsibilities for engaging independent accountants and appointing the Internal Auditor

❑	The audit committee will recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and recommend to the board of directors the discharge of the independent accountants.

❑	The independent accountants will report directly to the audit committee, and will discuss issues on a timely basis and on a time frame that is efficient for the audit committee.

❑	The committee will ensure that the lead audit partner and reviewing partner will rotate as required.

❑	The audit committee will review and concur, by majority vote, in the appointment, replacement, reassignment, or dismissal of the director of internal audit.

❑	The audit committee will confirm and assure the independence of the independent accountant, including a review of management consulting services provided by the independent accountant and the fees paid for them.

❑	The audit committee will confirm and assure that a direct reporting relationship is maintained between the internal auditor and the audit committee.

❑	The audit committee will consider, in consultation with the independent accountant and the director of internal auditing, the audit scope and procedural plans made by the internal auditors and the independent accountant.

❑	The audit committee will make sure that the director of internal auditing and the independent accountant coordinate the internal and external audits.

Responsibilities for reviewing internal audits, the annual external audit, the review of quarterly and annual financial statements

❑	The audit committee will ascertain that the independent accountant views the board of directors as its client, that it will be available to the full board of directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

❑	The audit committee will discuss with management, the director of internal audit, and the independent accountant significant risks and exposures and will assess management’s steps to minimize them.

❑	The audit committee will review the following with the independent accountant and the director of internal audit:

a)	The adequacy of the company’s internal controls, including computerized information system controls and security.

b)	Any significant findings and recommendations made by the independent accountant or internal audit, together with management’s responses to them.

❑	Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountant:

a)	The company’s annual financial statements and related footnotes.

b)	The independent accountant’s audit of and report on the financial statements.

c)	The auditor’s qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures.

d)	Any serious difficulties or disputes with management encountered during the course of the audit.

e)	Other matters related to the conduct of the audit that are to be communicated to the committee under generally accepted auditing standards.

❑	The audit committee will consider and review with management and the director of internal auditing:

a)	Any significant findings during the year and management’s responses to them.

b)	Any difficulties the internal auditor encountered while conducting audits, including any restriction on the scope of his work or access to required information.

c)	Any changes to the planned scope of management’s internal audit plan that the committee thinks advisable.

d)	The internal audit department’s budget and staffing.

e)	The internal audit policy.

f)	Internal Auditing’s compliance with the IIA’s Standards for the Professional Practice of Internal Auditing (Standards).

❑	The audit committee will review the annual filing with the SEC and other published documents containing the company’s financial statements and will consider whether the information in the filing is consistent with the information in the financial statements.

Periodic responsibilities

❑	Review and update the committee’s charter annually or as needed.

❑	Review, with the director of internal audit and the independent accountant, the results of their examination of compliance with the company’s code of conduct.

APPENDIX B

1997 STOCK OPTION PLAN

ARTICLE I

Definitions

Section 1.1 Definitions.    As used herein, the following terms shall have the meaning set forth below, unless the context clearly requires otherwise:

(a)	“Applicable Event” shall mean (i) the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 30% of the Company’s issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including a plan of liquidation), or the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is the surviving entity, pursuant to which more than 25% of the Company’s issued and outstanding Stock has been transferred.

(b)	“Bank” shall mean the Unizan Bank, National Association, and any subsidiary of the Unizan Bank, National Association or Unizan Financial Corp.

(c)	“Committee” shall mean a Committee consisting of the members of the Board of Directors of the Company or Bank, who are not employees of the Bank or the Company.

(d)	“Company” shall mean Unizan Financial Corp.

(e)	“Director” shall mean a member of the Board of Directors of the Company and/or the Bank.

(f)	“Effective Date” with respect to the Plan shall mean the date specified in Section 2.3 as the Effective Date.

(g)	“Fair Market Value” with respect to a share of Stock shall mean the fair market value of the Stock, as determined by application of such reasonable valuation methods as the Committee shall adopt or apply. The Committee’s determination of Fair Market Value shall be conclusive and binding on the Company and the Optionee. The Committee shall take into account the valuation performed for the 401(k) plan maintained for the benefit of the employees of the Bank.

(h)	“Option” shall mean an option to purchase Stock granted pursuant to the provisions of the Plan. Options granted under the Plan shall be either Nonqualified Stock Options or Incentive Stock Options. An Incentive Stock Option shall mean an Option to purchase shares of Stock which is designated as an Incentive Stock Option by the Committee and is intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified Stock Options shall mean an Option to purchase shares of Stock which is not an Incentive Stock Option.

(i)	“Optionee” shall mean a Director, officer or employee of the Bank or the Company to whom an Option has been granted.

(j)	“Plan” shall mean the 1997 Stock Option Plan, the terms of which are set forth herein.

(k)	“Plan Year” shall mean the twelve-month period beginning on the Effective Date, and each twelve-month period thereafter beginning on the anniversary date of the Effective Date.

ARTICLE II

The Plan

Section 2.1 Name.    This plan shall be known as the “1997 Stock Option Plan”.

Section 2.2 Purpose.    The purpose of the Plan is to advance the interests of the Company and its shareholders by affording to Directors and officers of the Company and the Bank an opportunity to acquire or increase their proprietary interest in the Company by the grant to such persons of Options under the terms set forth herein. By encouraging such persons to become owners of the Company, the Company seeks to attract, motivate, reward and retain those highly competent individuals upon whose judgment, initiative, leadership and efforts the success of the Company depends.

Section 2.3 Effective Date and Term.    The Plan was approved by the Board of Directors of the Company on January 16, 1997, and shall be effective retroactively on March 1, 1997, as approved by a majority of the shareholders of the Company present in person or by proxy at the meeting of shareholders of the Company held on April 15, 1997. The Plan shall terminate upon the tenth anniversary of the Effective Date.

ARTICLE III

Administration

Section 3.1 Administration.

(a)	The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have sole discretion and authority to determine from time to time the individuals to whom Options may be granted, the number of shares of Stock to be subject to each Option, the period during which such Option may be exercised and the price at which such Option may be exercised.

(b)	Meetings of the Committee shall be held at such times and at such places as shall be determined from time to time by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of those members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may take any action otherwise proper under the Plan by the affirmative vote, taken without a meeting, of a majority of the members.

(c)	No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act of omission on his own part, including, but not limited to, the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. All questions of interpretations and application with respect to the Plan, or Options granted thereunder, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee.

(d)	In addition, the Committee shall have the sole discretion and authority to determine whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, or both types of Options, provided that Incentive Stock Options may be granted only to persons who are employees of the Company or the Bank.

Section 3.2 Company Assistance.    The Company and the Bank shall supply full and timely information to the Committee on all matters relating to eligible employees, their employment, death, retirement, disability or other termination of employment and such other pertinent facts as the Committee may require. The Company and the Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

ARTICLE IV

Optionees

Section 4.1 Eligibility.    Directors and officers of the Company and the Bank shall be eligible to participate in the Plan. The Committee may grant Options to any eligible individual subject to the provisions of Section 5.1. Subject to adjustment as set forth in Section 9.4, the maximum number of Options granted to any individual Optionee in any calendar year shall be 75,000 Options.

ARTICLE V

Shares of Stock Subject to the Plan

Section 5.1 Grant of Options and Limitations.

(a)	Initial Plan Year. For the initial Plan Year, the Committee shall grant Options according to the following schedule:

1.	Each person who is a Director of the Company and not actively employed by the Company or the Bank as of the Effective Date shall receive Options for 1,000 shares of Stock;

2.	Each person who is a Director of one or more Banks and is not a Director of the Company or actively employed by the Company or Bank as of the Effective Date shall receive Options for 700 shares of Stock;

3.	The Company’s CEO, determined as of the Effective Date, shall receive Options for 1,000 shares of Stock;

4.	Such other individuals, excluding individuals identified in Section 5.l (a)(1) or (2), as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock as determined by the Committee.

(b)	Subsequent Years. As of the first day of each subsequent Plan Year, Options shall be granted according to the following schedule:

1.	Each person who is a Director of the Company and not actively employed by the Company or Bank, who has never received Options as a result of being a Director, shall receive Options for 2,000 shares of Stock; however, if the Company’s CEO, determined as of the Effective Date, becomes eligible under this Subsection (b)(1) he shall receive Options for 500 shares of Stock;

2.	Each person who is a Director of the Company, has previously received Options as a result of being a Director, and is not actively employed by the Company or the Bank shall receive Options for 1,000 shares of Stock;

3.	Each person who is a Director of one or more Banks, and is not a Director of the Company or actively employed by the Company or Bank, who has never received Options as a result of being a Director, shall receive Options for 2,000 shares of Stock;

4.	Each person who is a Director of one or more Banks, has previously received Options as a result of being a Director, and is not a Director of the Company or actively employed by the Company or Bank shall receive Options for 1,000 shares of Stock;

5.	Such other individuals as are designated by the Committee shall be eligible to receive Options for the number of shares of Stock as determined by the Committee.

(c)	Stock Available for Options. Subject to adjustments pursuant to the provisions of Section 9.3 hereof, the aggregate number of shares with respect to which Options may be granted during the term of the Plan shall not exceed 1,000,000 shares of Company Stock as determined as of the Effective Date. Shares with respect to which Options may be granted may be either authorized and unissued shares or shares issued and thereafter acquired by the Company.

Section 5.2 Options Under the Plan.    Shares of Stock with respect to which an Option granted hereunder shall have been exercised shall not again be available for grant hereunder. If Options granted hereunder shall expire, terminate, or be canceled for any reason without being wholly exercised, new Options may be granted hereunder covering the number of shares to which such Option expiration, termination or cancellation related.

ARTICLE VI

Options

Section 6.1 Option Grant and Agreement.    Each Option granted hereunder shall be evidenced by minutes of a meeting or the written consent of at least a majority of the members of the Committee and by a written Stock Option Agreement dated as of the date of grant and executed by the Company and the Optionee. The Stock Option Agreement shall set forth such terms and conditions as may be determined by the Committee consistent with the Plan.

Section 6.2 Option Price.    The exercise price of the Stock subject to each Option shall not be less than the Fair Market Value of the Stock on the date the Option was granted.

Section 6.3 Option Grant and Exercise Periods.    No Option may be granted after the tenth anniversary of the Effective Date. The period for exercise of each Option shall be determined by the Committee, but in no instance shall such period extend beyond the tenth anniversary of the date of grant of the Option. The period of exercise for each Incentive Stock Option granted to an Optionee, who owns Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, may not be more than five (5) years from the date of grant of the Option.

Section 6.4 Option Exercise.

(a)	The Company shall not be required to sell or issue shares under any Option if the issuance of such shares shall constitute or result in a violation by the Optionee or the Company of any provisions of any law, statute, or regulation of any governmental authority. Specifically, in connection with the Securities Act of 1933, (the “Act”), upon exercise of any Option, the Company shall not be required to issue such shares unless the Committee has received evidence satisfactory to it to the effect that registration under the Act or applicable state securities laws is not required, unless the offer and sale of securities under the Plan is registered or qualified under the Act and applicable state laws. Any determination in this connection by the Committee shall be final, binding and conclusive. If shares are issued under any Option without registration under the Act or applicable state securities laws, the Optionee may be required to accept the shares subject to such restrictions in transferability as may, in the reasonable judgment of the Committee, be required to comply with exemptions from registration under such laws. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Act or applicable state securities laws. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

(b)	Subject to Section 6.4(c), and such terms and conditions as may be determined by the Committee in its sole discretion upon the grant of an Option, an Option may be exercised in whole or in part and from time to time by delivering to the Company at its principal office written notice of the intent to exercise the Option with respect to a specified number of shares. In the case of an Incentive Stock Option, the aggregate fair market value of the shares (under all plans of the Company), with respect to which such options are exercisable for the first time by an Optionee during any calendar year; may not exceed $100,000. The aggregate fair market value of the shares is determined on the date of grant.

(c)	An Option shall be exercisable according to the following vesting schedule:

20% after one year from the date of grant;

40% after two years from the date of grant;

60% after three years from the date of grant;

80% after four years from the date of grant;

l00% after five years from the date of grant.

Provided, however, that upon the earlier of (i) the Optionee’s 62nd birth date, (ii) the occurrence of an Applicable Event, (iii) the death of the Optionee, or (iv) total disability, all Options granted to the Optionee shall be fully exercisable in accordance with the terms of the Plan. For purposes of this Plan, an Optionee is totally disabled if he is receiving disability benefits under the Social Security Act as the result of a total and permanent disability, or is determined to be totally disabled under any long-term disability plan sponsored by the Bank or the Company.

If the number of shares subject to Options granted to an Optionee during a Plan Year ever exceeds 5,000 shares, then the vesting schedule can be determined at the discretion of the Committee, but in no event would the vesting schedule exceed ten years from the date of the grant.

At the discretion of the Committee, all or a portion of the Options previously granted to an Optionee can be amended to reduce the vesting schedule or immediately 100% vest such Options.

(d)	Subject to such terms and conditions as may be determined by the Committee in its sole discretion upon grant of any Options, payment for the shares to be acquired pursuant to exercise of the Options shall be made as follows:

1.	By delivering to the Company at its principal office a check payable to the order of the Company, in the amount of the Option price for the number of shares of Stock with respect to which the Option is then being exercised; or

2.	By delivering to the Company at its principal office certificates representing Stock, duly endorsed for transfer to the Company, having an aggregate Fair Market Value as of the date of exercise equal to the amount of the Option price, for the number of shares of Stock with respect to which the Option is then being exercised; or

3.	By any combination of payments delivered pursuant to paragraphs (d)(1) and (d)(2) above.

Section 6.5 Rights as Shareholder.    An Optionee shall have no rights as a Shareholder with respect to any shares subject to such Options prior to the exercise of the Options and the purchase of such shares.

Section 6.6 Limited Rights.    Within the earlier of (i) the occurrence of an Applicable Event, or (ii) 30 days following the date on which the Company obtains knowledge of and notifies an Optionee of an Applicable Event, an Optionee shall have the right (without regard to the limitation on the exercise of Options set forth in Section 6.4(c) of the Plan and similar limitations in the Stock Option Agreement) to exercise Options and Stock Appreciation Rights then held, or to surrender unexercised Options in exchange for a cash amount. Such cash amount shall be equal to the total appreciation from any exercise of Stock Appreciation Rights, plus the product of (1) the number of shares of Stock subject to the Option, or the portion thereof which is surrendered, multiplied by (2) the amount by which the highest price paid or to be paid per share, pursuant to an Applicable Event, exceeds the exercise price.

ARTICLE VII

Stock Appreciation Rights

Section 7.1 Stock Appreciation Rights.    The Board of Directors may, upon recommendation of the Committee, grant Stock Appreciation Rights to Optionees at the same time as such Optionees are awarded Options under the Plan. Such Stock Appreciation Rights shall be evidenced by an agreement in such form as the Committee shall from time to time approve. Such agreement shall comply with, and be subject to, the following terms and conditions:

(a)	Grant. Each Stock Appreciation Right shall relate to a specific Option under the Plan and shall be awarded to an Optionee concurrently with the grant of such Option. The number of Stock Appreciation Rights granted to an Optionee shall be equal to a proportion of the number of shares that the Optionee is entitled to receive pursuant to the Plan.

(b)	Grant of Parallel Award. In that each Stock Appreciation Right is parallel to an Option, the exercise of all or a portion of the Options shall cause an equal exercise of the same proportion of Stock Appreciation Rights granted under the Plan. A Stock Appreciation Right can only be exercised in conjunction with the exercise of the parallel Option.

(c)	Calculation of Appreciation. Each Stock Appreciation Right shall entitle an Optionee to the excess of the fair market value of a share of Stock on the exercise date over the fair market value of a share of Stock on the date the Stock Appreciation Right was granted. The total appreciation available to an Optionee from any exercise of Stock Appreciation Rights shall be equal to the number of Stock Appreciation Rights being exercised times the amount of appreciation per Stock Appreciation Right.

(d)	Payment of Appreciation. The total appreciation available to an Optionee from an exercise of Stock Appreciation Rights shall be paid in cash.

(e)	Exercise Limitations. An Optionee may exercise a Stock Appreciation Right only in conjunction with the exercise of the Option to which the Stock Appreciation Right is attached. Stock Appreciation Rights may be exercised only at such times and by such persons as may exercise Options under the Plan.

ARTICLE VIII

Termination, Amendment and Modification of the Plan

Section 8.1 Termination.    The Plan shall expire with respect to the granting of Stock Options or Stock Appreciation Rights at the close of business on February 28, 2007. The Board of Directors of the Company may at any time and from time to time and in any respect amend, modify or terminate the Plan; provided, however, that absent the approval of Shareholders representing a majority of the voting shares of Stock of the Company, no such action may:

(a)	increase the total number shares of Stock or Stock Appreciation Rights subject to the Plan, except as contemplated in Section 9.4 hereof; or

(b)	withdraw the administration of the Plan from the Committee; or

(c)	change the terms by which an Option or Stock Appreciation Right may be exercised, in whole or in part, as described in Section 6.4 of the Plan; or

(d)	change the limitation on the price at which Options or Stock Appreciation Rights may be granted hereunder as provided by Section 6.2; or

(e)	affect any Stock Option Agreement or Stock Appreciation Right Agreement previously executed pursuant to the Plan without the consent of the Optionee.

ARTICLE IX

Miscellaneous

Section 9.1 Transferability.    During the Optionee’s lifetime, any Option or Stock Appreciation Right may be exercised only by the Optionee or any guardian or legal representative of the Optionee, and the Option shall not be transferable except, with respect to both Nonqualified Stock Options and Incentive Stock Options, in the case of the death of the Optionee, by will or the laws of descent and distribution, and with respect to Nonqualified Stock Options; (i) as specifically permitted by and solely to the extent permitted in the Stock Option Agreement, or (ii) to an immediate family member, a partnership consisting solely of immediate family members, or trusts for the benefit of immediate family members.

Section 9.2 Designation of Beneficiary.    An Optionee may file a written designation of a beneficiary who is to receive any Stock and/or cash. Such designation of beneficiary may be changed by the Optionee at any time by written notice to the Treasurer of the Company. Upon the death of an Optionee and upon receipt by the Company of proof of identity and the existence of a beneficiary at the time of the Optionee’s death validly designated by the Optionee under the Plan, the Company shall deliver such Stock and/or cash to such beneficiary. In the event of the death of an Optionee in the absence of a beneficiary validly designated under the Plan who is living at the time of such Optionee’s death, the Company shall deliver such Stock and/or cash to the executor or the administrator of the estate of the Optionee, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents of the Optionee as the Company may designate. No beneficiary shall, prior to the death of the Optionee by whom he has been designated, acquire any interest in the Stock or cash created to the Optionee under the Plan.

Section 9.3 Effect of Termination of Employment or Death.

(a)	If an Optionee’s status as a Director or as an employee of the Company or the Bank terminates for any reason, other than death, disability or termination of service after attainment of age 65, before the date of expiration of Nonqualified Stock Options and Stock Appreciation Rights held by such Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall become null and void on the 90th day following the date of such termination. An Optionee who terminates employment with the Company or the Bank, but retains his status as a Director is not considered terminated for purposes of this Section 9.3. The date of such termination shall be the date the Optionee ceases to be a Director or an employee of the Company or the Bank.

(b)	If an Optionee dies before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the earlier of (i) the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights, or (ii) one year following the date of the Optionee’s death. The executor or administrator or personal representative of the estate of a deceased Optionee, or the person or persons to whom Nonqualified Stock Options and Stock Appreciation Rights granted hereunder shall have been validly transferred by the executor or the administrator or the personal representative of the Optionee’s estate, shall have the right to exercise the Optionee’s Nonqualified Stock Options and Stock Appreciation Rights. To the extent that such Nonqualified Stock Options and Stock Appreciation Rights would otherwise be exercisable under the terms of the Plan and the Optionee’s Stock Option Agreement and Stock Appreciation Rights Agreement, such exercise may occur at any time prior to the termination date specified in this paragraph.

(c)	If an Optionee separates from service after attainment of age 65 but before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights.

(d)	If an Optionee becomes totally disabled before the expiration of Nonqualified Stock Options and Stock Appreciation Rights held by the Optionee, such Nonqualified Stock Options and Stock Appreciation Rights shall terminate on the earlier of (i) the date of expiration of the Nonqualified Stock Options and Stock Appreciation Rights, or (ii) one year following the date of the Optionee’s termination of service due to disability.

(e)	In the case of Incentive Stock Options, if an Optionee’s status as an employee of the Company or the Bank terminates for any reason, other than disability, before the date of expiration of Incentive Stock Options held by such Optionee, such Incentive Stock Options shall become null and void on the date three months following the date of such termination. For an Optionee who terminates employment with the Company due to disability, as defined in the Internal Revenue Code Section 22(c)(3), the three-month period specified in the prior sentence shall become one year.

Section 9.4 Antidilution.    The provisions of subsections (a) and (b) shall apply in the event that the outstanding shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the

Company or another entity by reason of any merger, consolidation, reorganization, recapitalization, reclassification, combination, stock split or stock dividend.

(a)	The aggregate number and kind of shares subject to Options and Stock Appreciation Rights which may be granted hereunder shall be adjusted appropriately.

(b)	Where dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving company is involved, each outstanding Option and Stock Appreciation Right granted hereunder shall, subject to Section 6.6, terminate.

The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Committee and any such adjustments may provide for the elimination of fractional share interests.

Section 9.5 Application of Funds.    The proceeds received by the Company from the sale of Stock pursuant to Options shall be used for general corporate purposes.

Section 9.6 Tenure.    Nothing in the Plan or in any Options or Stock Appreciation Rights granted hereunder, or in any Stock Option Agreements or Stock Appreciation Rights Agreements relating thereto, shall confer upon any Director, or upon any officer or any employee, the right to continue in such position with the Company or the Bank.

Section 9.7 Other Compensation Plans.    The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or the Bank, nor shall the Plan preclude the Company or the Bank from establishing any other forms of incentive or other compensation for Directors, officers, or employees of the Company or the Bank.

Section 9.8 No Obligation to Exercise Options.    The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Optionee to exercise such Option or Stock Appreciation Right.

Section 9.9 Plan Binding on Successors.    The Plan shall be binding upon the successors and assigns of the Company.

Section 9.10 Singular, Plural Gender.    Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine.

Section 9.11 Headings, Etc., No Part of Plan.    Headings of Articles and Sections hereof are inserted for convenience of reference; they constitute no part of the Plan.

Section 9.12 Governing Law.    Except as otherwise required by law, the validity, construction and administration of this Plan shall be determined under the laws of the State of Ohio.

Section 9.13 Tax Withholding.    The Company shall have the right to deduct from any settlement made under this Plan, including the delivery or vesting of Common Shares, any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

UNIZAN FINANCIAL CORP.

220 MARKET AVENUE SOUTH, CANTON, OHIO 44702

The undersigned hereby appoints E. Lang D’Atri and E. Scott Robertson, or either one of them (with full power to act alone), my true and lawful attorney(s) for me in my name, place and stead, to vote all shares of common stock of Unizan Financial Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 29, 2003, and at any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

1)	Election of Directors ☐ FOR all nominees listed below ☐ WITHHOLD AUTHORITY to vote for all

                                                          (Except as directed to the contrary below)                    nominees listed below

Louis V. Bockius III; Frank J. Dosch; Edgar W. Jones, Jr.; James L. Nichols; Marc L. Schneider; and William T. Stewart

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED BELOW:

2)	To amend the 1997 Stock Option Plan for the purpose of increasing by 1,800,000 the number of shares authorized for issuance under the plan.

☐   FOR             ☐   AGAINST             ☐  ABSTAIN

3)	To vote, in their discretion, upon such other business as may properly come before the meeting.

(Continued, and to be signed and dated on other side)

(Continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS GIVEN, AUTHORITY IS GRANTED TO VOTE “FOR” ALL THE NOMINEES IDENTIFIED ABOVE AND TO VOTE “FOR” THE AMENDMENT OF THE 1997 STOCK OPTION PLAN TO INCREASE BY 1,800,000 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THAT PLAN. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BEFORE EXERCISE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES IDENTIFIED ABOVE AND A VOTE “FOR” THE AMENDMENT OF THE 1997 STOCK OPTION PLAN.

Please sign exactly as name(s) appears below.

Dated:	, 2003	Dated:	, 2003

Sign Here:		Sign Here:

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

If you plan on attending the Annual Meeting, please check here.  ☐

PLEASE SIGN, DATE, AND RETURN IMMEDIATELY USING THE ENCLOSED ENVELOPE